    As filed with the Securities and Exchange Commission on October 1, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                --------------

                           GENERAL ELECTRIC COMPANY
            (Exact name of registrants as specified in its charter)

                                --------------

             New York                              3724                             14-0689340
  (State or other jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)        Classification Code Number)           Identification Number)

                             3135 Easton Turnpike
                      Fairfield, Connecticut 06431-00001
                                (203) 373-2243
  (Address and telephone number of registrant's principal executive offices)

                               Robert E. Healing
                             3135 Easton Turnpike
                      Fairfield, Connecticut 06431-00001
                                (203) 373-2243
          (Name, address, and telephone number of agent for service)

                                --------------

                                  Copies to:

              Richard M. Russo                                 David R. Rudd
        Gibson, Dunn & Crutcher, LLP                         Holland & Hart LLP
     1801 California Street, Suite 4100              Suite 500, 215 South State Street
           Denver, Colorado 80202                     Salt Lake City, Utah 84111-2346
               (303) 298-5700                                  (801) 595-7800

                                --------------

  Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration becomes effective and the effective time of the proposed merger of Ruby Merger Corp., a wholly owned subsidiary of the Registrant, with and into OEC Medical Systems, Inc., as described herein.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                 Proposed        Proposed
                                     Amount      maximum          maximum       Amount of
     Title of each class of          to be    offering price     aggregate     registration
   securities to be registered     registered    per unit    offering price(2)    fee(3)
-------------------------------------------------------------------------------------------
Common Stock, $.16 par value....       (1)    Not Applicable   $ 513,405,284   $ 142,727(3)

-------------------------------------------------------------------------------
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(1) Omitted in reliance on Rule 457(o).

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of the OEC Common Stock to be exchanged in the Merger, which was computed in accordance with 457(c), as the product of (i) $35.09 (the average of the high and low prices per share of OEC Common Stock on September 28, 1999 as reported by the New York Stock Exchange) and (ii) 14,629,557, the aggregate number of shares of OEC Common Stock outstanding on September 29, 1999 or issuable pursuant to outstanding stock options.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $87,635 paid on September 1, 1999 upon the filing under the Securities Exchange Act of 1934 of preliminary copies of OEC's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $55,092.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

                           OEC MEDICAL SYSTEMS, INC.
                           384 Wright Brothers Drive
                           SALT LAKE CITY, UTAH 84116

                                                                 October 1, 1999

Dear Fellow Stockholder:

   By notice dated September 30, 1999, you have been cordially invited to attend the special meeting of stockholders of OEC Medical Systems, Inc., to be held on Monday, November 29, 1999, at 12:00 p.m., local time, at the Hyatt Regency Chicago located at 151 Wacker Drive, Chicago, Illinois.

   On August 7, 1999, OEC agreed to be acquired by General Electric Company in a merger that values your OEC shares at $36 per share. In the merger, you will be entitled to approximately $36 worth of GE common stock in exchange for each share of OEC common stock you own.

   At the special meeting, you will be asked to approve and adopt the merger agreement providing for the merger. A majority of the votes entitled to be cast at the special meeting must vote for approval and adoption of the merger agreement for the merger to be completed. If the merger agreement is approved and all other conditions described in the merger agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting.

   AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF OEC AND ITS STOCKHOLDERS AND RECOMMENDS THAT OEC STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS RECEIVED THE WRITTEN OPINION OF CHASE SECURITIES INC. DATED AUGUST 7, 1999 TO THE EFFECT THAT THE CONSIDERATION TO BE RECEIVED BY OEC'S STOCKHOLDERS IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW AS OF SUCH DATE TO SUCH STOCKHOLDERS.

   Under Delaware law, holders of OEC common stock are not entitled to appraisal rights in connection with the merger.

   The accompanying Proxy Statement/Prospectus describes the terms and conditions of the merger agreement and includes, as Annex I, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders who attend the Special Meeting may revoke their proxies and vote in person if they desire. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS AT THIS TIME. Do not send in your stock certificates until you receive a letter of transmittal. We look forward to seeing you at the special meeting.

                                            Sincerely,
                                            Ruediger Naumann-Etienne
                                            CHAIRMAN OF THE BOARD

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
 SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF GE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This Proxy Statement is also a Prospectus of General Electric Company with respect to shares of GE common stock issuable to OEC's stockholders in the merger. This Proxy Statement/Prospectus is dated October 1, 1999 and is first being mailed to stockholders of OEC on or about October 4, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................   1
 The Companies.............................................................   1
 What You Will Receive in the Merger.......................................   2
 The Special Meeting.......................................................   2
 Adviser Agreement.........................................................   3
 Reasons for the Merger....................................................   3
 Interests of Certain Persons in the Merger................................   4
 Treatment of Stock Options in the Merger..................................   4
 Regulatory Approvals......................................................   5
 Conditions to the Merger..................................................   5
 Termination of the Merger Agreement.......................................   5
 Termination Fees..........................................................   6
 No Solicitation of Competing Transactions.................................   6
 Stock Option Agreement....................................................   6
 Appraisal Rights..........................................................   6
 Material United States Federal Income Tax Consequences....................   6
 Comparison of Rights of OEC Stockholders and GE Stockholders..............   7
 Forward-looking Statements May Prove Inaccurate...........................   7
 Summary Selected Financial Data...........................................   8
 Selected Historical Financial Data of OEC.................................   8
 Selected Historical Financial Data of GE..................................   9
 Significant Factors Affecting Operating Results...........................   9
 Comparative Per Share Data................................................  10
 Comparative Market Price Data.............................................  11
THE SPECIAL MEETING........................................................  13
 General...................................................................  13
 Matters to be Considered at the Special Meeting...........................  13
 Voting and Proxies........................................................  13
 Solicitation of Proxies...................................................  14
THE MERGER.................................................................  14
 Background of the Merger..................................................  14
 Reasons for the Merger; Recommendation of the OEC Board of Directors......  16
 Opinion of Chase Securities Inc. .........................................  17
 Interests of Certain Persons in the Merger; Conflicts of Interest.........  22
 Form of the Merger........................................................  24
 Merger Consideration......................................................  24
 Effective Time............................................................  25
 Procedures for Exchange of OEC Common Stock Certificates..................  25
 Anticipated Accounting Treatment..........................................  26
 Certain Other Effects of the Merger.......................................  26
 Forward-looking Statements May Prove Inaccurate...........................  26
 Material United States Federal Income Tax Consequences....................  26
 Appraisal Rights..........................................................  28
THE MERGER AGREEMENT.......................................................  28
 Certain Representations and Warranties....................................  28
 Certain Covenants and Agreements..........................................  29
 Conduct of Business of OEC................................................  29
 No Solicitation...........................................................  30
 Third Party Standstill Agreements.........................................  31

                                                                           Page
                                                                           ----
 Reorganization...........................................................  31
 Stock Option Plans.......................................................  31
 Real Estate Transfer and Gains Tax.......................................  32
 Indemnification; Directors' and Officers' Insurance......................  32
 Conditions Precedent to the Merger.......................................  32
 Termination..............................................................  34
 Fees and Expenses........................................................  36
 Amendment; Waiver........................................................  37
THE STOCK OPTION AGREEMENT................................................  38
ADVISER AGREEMENT.........................................................  40
 Covenants................................................................  40
 Termination..............................................................  42
REGULATORY MATTERS........................................................  42
COMPARISON OF RIGHTS OF OEC STOCKHOLDERS AND GE STOCKHOLDERS..............  43
 Authorized Capital Stock.................................................  43
 Stockholder Voting Rights................................................  43
 Special Meetings of Stockholders; Consent to Actions of Stockholders in
  Lieu of Meeting.........................................................  44
 Business Combinations....................................................  45
 Business Conducted at Stockholders' Meetings.............................  45
 Dividends................................................................  45
 Dissenters' Appraisal Rights.............................................  46
 Warrants or Options......................................................  46
 Number and Term of Directors.............................................  46
 Election of Directors....................................................  47
 Classification of the Board of Directors.................................  47
 Removal of Directors.....................................................  47
 Indemnification..........................................................  48
 Transactions with Interested Directors...................................  48
DESCRIPTION OF GE'S CAPITAL STOCK.........................................  49
LEGAL MATTERS.............................................................  49
EXPERTS...................................................................  49
WHERE YOU CAN FIND MORE INFORMATION.......................................  49
LIST OF DEFINED TERMS.....................................................  52

ANNEX I........................................ AGREEMENT AND PLAN OF MERGER
ANNEX II....................................... OPINION OF CHASE SECURITIES INC.
ANNEX III...................................... STOCK OPTION AGREEMENT
ANNEX IV....................................... ADVISER AGREEMENT

                      REFERENCES TO ADDITIONAL INFORMATION

   This document incorporates important business and financial information about our companies from documents we have filed with the Securities and Exchange Commission but have not included or delivered with this document. If you call or write us, we will send you these documents, excluding exhibits, without charge. You can contact us at:

   General Electric Company                       OEC Medical Systems, Inc.
   3135 Easton Turnpike                           384 Wright Brothers Drive
   Fairfield, Connecticut 06431-0001              Salt Lake City, Utah 84116

   Attention: GE Corporate Investor
    Communications                                Attention: Corporate Secretary

   (203) 373-2816                                 (801) 328-9300

   PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NOT LATER THAN NOVEMBER 22, 1999. IF YOU REQUEST ANY DOCUMENTS, WE WILL MAIL THE DOCUMENTS TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

   See "Where You Can Find More Information" on page 49 for more information about the documents referred to in this document.

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE
49). FOR THE LOCATION OF DEFINITIONS OF CAPITALIZED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS, PLEASE SEE "LIST OF DEFINED TERMS" (PAGE 52). WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

     IN THE MERGER, RUBY MERGER CORP., A NEWLY FORMED SUBSIDIARY OF GE, WILL MERGE WITH AND INTO OEC. OEC WILL BE THE SURVIVING CORPORATION IN THE MERGER AND WILL BECOME A WHOLLY OWNED SUBSIDIARY OF GE. YOU WILL RECEIVE GE COMMON STOCK IN EXCHANGE FOR YOUR SHARES OF OEC COMMON STOCK.

     THE MERGER AGREEMENT IS ATTACHED AS ANNEX I TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

                                 THE COMPANIES

OEC MEDICAL SYSTEMS, INC.
384 Wright Brothers Drive
Salt Lake City, Utah 84116
(801) 328-9300

     OEC manufactures and markets products that meet the imaging and information requirements of both conventional and minimally invasive surgery and interventional procedures as well as emerging medical technologies. Found in hospitals, outpatient clinics, surgery centers and physician office settings, OEC's broad product line ranges from its mini C-arm for extremity imaging, to specialized full-sized mobile fluoroscopic imaging systems for orthopedic, urological, vascular, neurovascular and cardiac procedures. OEC employs approximately 750 people in the U.S. and abroad; operates manufacturing facilities in Wendelstein, Germany; Warsaw, Indiana; and Salt Lake City, Utah; and has distribution subsidiaries in Switzerland, Germany, Italy and France.

GENERAL ELECTRIC COMPANY
3135 Easton Turnpike
Fairfield, Connecticut 06431-000
(203) 373-2211

     GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

     GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

   GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

RUBY MERGER CORP.
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

   Ruby Merger Corp. is a company formed by GE on July 30, 1999 solely for use in the merger.

What You Will Receive In The Merger
(Page 24)

   If the merger agreement is approved and adopted and the merger is consummated, for each share of OEC Common Stock you own immediately prior to the merger, you will be entitled to approximately $36.00 worth of GE Common Stock. You will receive cash in lieu of fractional shares of GE Common Stock. The number of shares of GE Common Stock to which you will be entitled will be determined by dividing $36.00 by the "Average GE Share Price," which number of shares is referred to as the Merger Consideration. The "Average GE Share Price" is the average of the daily volume-weighted sales prices per share of GE Common Stock on the NYSE Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the date on which the merger occurs. The price of GE Common Stock at the time of completion of the merger may be higher or lower than the "Average GE Share Price". As a result, the value at that time of the shares of GE Common Stock to which you become entitled may be more or less than $36 per share of OEC Common Stock.

EXAMPLE: IF YOU OWN 100 SHARES OF OEC COMMON STOCK WHEN THE MERGER IS CONSUMMATED AND IF THE "AVERAGE GE SHARE PRICE" IS $110 (FOR PURPOSES OF THIS EXAMPLE ONLY), THEN AFTER THE MERGER YOU WOULD BE ENTITLED TO RECEIVE 32 SHARES OF GE COMMON STOCK, PLUS $80 IN CASH IN LIEU OF FRACTIONAL SHARES.

   The "Average GE Share Price" will be determined during the 10 consecutive days ending on the fifth trading day prior to the closing of the merger. Because the closing of the merger may occur after the date of the special meeting due to a delay in receipt of regulatory clearances, the number of shares of GE Common Stock issuable for each share of OEC Common Stock may not be known at the time you vote on the merger. You may call, toll-free, (800) 250-7979 for information concerning the estimated number of shares of GE Common Stock that will be issued in exchange for your OEC Common Stock as of the date you call.

The Special Meeting
(Page 13)

   At the Special Meeting, the holders of OEC Common Stock will be asked to approve and adopt the merger agreement. The close of business on September 30, 1999 is the record date for determining if you are entitled to vote at the Special Meeting. At that date, there were approximately 12.7 million shares of OEC Common Stock outstanding. Each share of OEC Common Stock is entitled to one vote at the Special Meeting. The vote of a majority of the shares of OEC Common Stock entitled to be cast is required to approve and adopt the merger agreement. On the record date, directors and executive officers of OEC owned and had the right to vote 83,053 shares of OEC Common Stock (approximately 0.7% of the shares of OEC Common Stock then outstanding).

Adviser Agreement
(Page 40)

   To induce GE to enter into the merger agreement, William F. Harnisch, the WFH Foundation, and FLA Advisers L.L.C. agreed to enter into an Adviser Agreement with GE. FLA Advisers L.L.C. is an investment adviser with investment management authority, including the sole power to vote, the OEC Common Stock owned by certain of its clients. FLA Advisers L.L.C, Mr. Harnisch, and the WFH Foundation have agreed, without any additional consideration being paid to them, to vote 2,892,970 shares of OEC Common Stock owned by them or under their authority in favor of the merger. The obligations of FLA Advisers L.L.C, Mr. Harnisch and the WFH Foundation under the Adviser Agreement may be terminated if the merger does not go forward.

Reasons For The Merger
(Page 16)

   The OEC Board approved the merger agreement and the merger and recommends that you vote to approve and adopt the merger agreement. The OEC Board believes that the merger is in the best interests of OEC and its stockholders. In reaching its decision, the OEC Board considered a number of factors, including the following (to which no relative weights were assigned):

  . the present and anticipated environment in the medical equipment industry, the strategic options available to OEC and the difficulty of continuing to compete effectively with companies having greater resources than OEC;

  . information concerning the financial condition, results of operations and business prospects of both OEC and GE Medical Systems, a division of GE, and current industry, economic and market conditions;

  . information concerning the financial and business prospects for the combined business, including the strategic benefits of the merged operations;

  . the fact that the merger is expected to reduce OEC's dependence on any single product and the associated risks of contract cancellation;

  . the fact that, in the opinion of OEC's outside legal counsel, the merger could be accomplished on a tax-free basis;

  . the presentations from, and discussions with, senior executives of OEC and representatives of OEC's outside legal counsel;

  . the interests of constituencies other than the stockholders of OEC, such as employees, customers and suppliers;

  . the presentation regarding the financial terms of the proposed merger and the opinion dated August 7, 1999 from Chase Securities Inc. to the effect that the Merger Consideration to be received by holders of OEC Common Stock pursuant to the merger is fair from a financial point of view, as of such date, to such holders;

  . the opportunity for OEC's stockholders to become stockholders of GE, which the OEC Board views as a large, diversified and well managed company;

  . the relative certainty of receiving consideration valued at $36.00 per share of OEC Common Stock regardless of stock market fluctuations prior to the closing of the merger; and

  . the inclusion of a termination fee for OEC if GE should exercise its rights to terminate the merger agreement under various circumstances.

To review OEC's reasons for the merger in greater detail, see "THE MERGER-- Reasons for the Merger; Recommendation of the OEC Board of Directors." (page
16)

Interests of Certain Persons in the Merger
(Page 22)

   In considering the recommendation of the OEC Board regarding the merger, you should be aware of the interests which executive officers and directors of OEC have in the merger that are different from your interests as stockholders.

   On August 7, 1999, an aggregate of approximately 1,029,391 shares of OEC Common Stock were subject to options granted to executive officers and directors of OEC under various stock option plans. At the time of completion of the merger, each stock option whose vesting is not accelerated as a result of the merger will generally become an option to purchase shares of GE Common Stock. According to their terms, the vesting of approximately 107,500 options held by officers and directors will be accelerated from 4 years vesting to immediate vesting as a result of the merger.

   After consultation with GE, OEC agreed to enter into retention agreements, to be effective only if the Merger is consummated, with 34 employees including the following executive officers of OEC: Joseph W. Pepper, Randy W. Zundel, Barry K. Hanover, Larry E. Harrawood and F. Daniel Edwards. Under each of these agreements, if the merger with GE is completed, the executive will be eligible to earn a retention bonus payment, equal to the executive's 1999 estimated total compensation, 50% of which will be paid if the executive remains employed by OEC for one year following completion of the merger, and the remaining 50% of which will be paid if the executive remains employed by OEC for two years following completion of the merger. If the executive's employment is terminated
(i) by the executive due to an involuntary and materially adverse change in the nature or scope of the executive's authority or duties, or due to the relocation of the executive's office to a location more than 50 miles from the location of the executive's current office, or (ii) without "cause" (as defined in the Agreements) or due to death or disability within the first year following completion of the merger, OEC will pay the executive a termination payment. As part of these arrangements, the executives have agreed not to compete with the medical business of OEC for a specified period after completion of the merger which generally corresponds to the period for which the termination payment would be made.

   The OEC Board recognized all the interests described above and concluded that these interests did not detract from the fairness of the merger to the holders of OEC Common Stock who are not executive officers or directors of OEC. Please refer to page 22 for more information concerning the Retention Agreements and other arrangements for OEC's executive officers and directors.

Treatment Of Stock Options In The Merger
(Page 31)

   At the time of completion of the merger, each employee stock option and each director stock option currently exercisable and, except as provided in the next paragraph, each unvested employee option will generally become an option to purchase shares of GE Common Stock on the same terms provided in the original option. The number of shares of GE Common Stock that will become subject to each such stock option will be the same as the number of shares of GE Common Stock into which the shares of OEC Common Stock subject to such stock option would have been converted, had they been outstanding at the time of completion of the merger. The per share exercise price of each such stock option will be adjusted at the time of completion of the merger so that the aggregate exercise price for all shares subject to such stock option does not change as a result of the merger. Stock options held by non-employee OEC directors will be modified to become exercisable at certain specified times or upon the happening of certain specified events after completion of the merger.

   Unvested OEC options held by any employee or director under the 1990 Stock Option Plan on the date of the merger will vest but will lapse unless they are exercised within 30 days of the consummation of the merger; if such options are exercised, such options holders will receive shares of GE Common Stock. GE will offer holders of unvested options under the 1990 Stock Option Plan the opportunity to waive their right to accelerate the vesting of their options and to substitute options of GE Common Stock for options of OEC Common Stock, subject to the vesting schedule (without acceleration for the merger) and other terms and conditions currently applicable to such options, but modified, as all substitute options will be, to include provisions relating to termination of employment without cause.

Regulatory Approvals
(Page 42)

   On September 24, 1999, the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") expired. The Department of Justice has informed OEC and GE that it will not request any additional information related to the Merger.

Conditions to the Merger
(Page 32)

   GE and OEC will not complete the merger unless a number of conditions are satisfied or waived by them, the most significant of which are:

  . the holders of a majority of the shares of OEC Common Stock must approve and adopt the merger agreement;

  . the GE registration statement with respect to the GE common stock to be issued to OEC stockholders must be declared effective by the Securities and Exchange Commission and all necessary authorizations imposed by state securities laws shall have been received;

  . there must be no law, injunction or order that prohibits the merger;

  . the representations and warranties of each of GE and OEC contained in the merger agreement must be true and correct;

   The party entitled to the benefit of some of these conditions may waive these conditions.

Termination Of The Merger Agreement
(Page 34)

   OEC and GE can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either company if any of the following events occur:

  . the other party materially breaches any of its representations, warranties or obligations under the merger agreement and does not cure such breach within 5 business days of receiving notice of it;

  . the merger is not completed by May 7, 2000, or the date 75 days after the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated;

  . a court or other governmental authority permanently prohibits the merger;

  . the holders of OEC Common Stock do not approve the merger; or

  . OEC enters into an agreement to effect a more favorable competing offer
    (subject to various conditions).

   In addition, GE may terminate the merger agreement if the OEC Board changes its recommendation in favor of the merger, recommends in favor of a business combination other than the merger with GE or fails to recommend against the acceptance of any tender offer or exchange offer for OEC Common Stock, if the waiting period to the consummation of the merger under the HSR Act has not expired or been terminated by August 7, 2000, or if there has been a material adverse change in OEC since the date of the merger agreement.

   OEC may also terminate the merger agreement if the waiting period to the consummation of the merger under the HSR Act has not expired or been terminated by May 7, 2000, or if there has been a material adverse change in GE since the date of the merger agreement.

Termination Fees
(Page 36)

   To compensate the party that may be damaged if the merger is not consummated, the merger agreement provides for termination fees under a variety of circumstances. Such fee shall not exceed $25 million payable to GE, including amounts received by GE pursuant to the Stock Option Agreement in connection with OEC's completion of a transaction with a party other than GE. Such fee shall also not exceed $15 million payable to OEC in the event GE terminates the merger agreement due to a material adverse change in OEC since the date of the merger agreement.

No Solicitation of Competing Transactions
(Page 30)

   The merger agreement restricts OEC's ability to entertain or encourage any alternative acquisition transactions with third parties beyond what is required by the OEC Board's fiduciary duties. OEC must promptly notify GE if it receives offers or proposals for any such alternative transactions.

Stock Option Agreement
(Page 38)

   Also as a condition to GE's entering into the merger agreement, GE and OEC entered into a Stock Option Agreement, whereby OEC has granted to GE an option to purchase up to 2,243,346 shares (approximately 15.0% on a fully diluted basis after the issuance of such shares) of OEC Common Stock at an exercise price of $36.00 per share, payable in cash. The option becomes exercisable by GE only if various events occur. The Stock Option Agreement may discourage persons from making a competing offer for OEC Common Stock.

Appraisal Rights
(Page 28)

   Under Delaware law, OEC stockholders have no right to an appraisal of the value of their shares of OEC Common Stock in connection with the merger.

Material United States Federal Income Tax Consequences
(Page 26)

   It is a condition to the completion of the merger that OEC and GE each receive an opinion of tax counsel. The opinion of tax counsel will conclude, among other things, that, for federal income tax purposes, no gain or loss will be recognized by stockholders of OEC on the exchange of their shares of OEC Common Stock for shares of GE Common Stock pursuant to the merger, except with respect to any gain or loss attributable to cash received by OEC stockholders in lieu of fractional shares of GE Common Stock.

   THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU. SEE "THE MERGER--MATERIAL FEDERAL INCOME TAX CONSEQUENCES." (PAGE 26)

Comparison of Rights of OEC Stockholders and GE Stockholders
(Page 43)

   After the merger, OEC stockholders will become stockholders of GE and their rights as stockholders will be governed by the articles of incorporation and bylaws of GE and the New York Business Corporation Law. There are a number of differences between the articles of incorporation and bylaws of GE and the New York Business Corporation Law and the certificate of incorporation and bylaws of OEC and the Delaware General Corporation Law. These differences are discussed under "COMPARISON OF RIGHTS OF OEC STOCKHOLDERS AND GE STOCKHOLDERS."

Forward-looking Statements May Prove Inaccurate
(Page 26)

   GE and OEC have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include assumptions as to how GE and OEC may perform in the future. You will find many of these statements in the following sections:

  . ""THE MERGER--Reasons for the Merger; Recommendation of the OEC Board of
    Directors." (page 16)

  .""THE MERGER--Opinion of Chase Securities Inc." (page 17)

   Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, GE and OEC claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of GE and OEC and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include: materially adverse changes in economic conditions and in the markets served by GE and OEC; regulatory, legal, economic and other changes in the health care industry generally; changes in the law or in the policies and practices related to governmental and third party reimbursements; and a significant delay in the expected completion of the merger.

                        SUMMARY SELECTED FINANCIAL DATA

   OEC and GE are providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below have been derived from the audited consolidated financial statements of each company. The interim selected historical financial data presented below have been derived from the unaudited consolidated financial statements of each company. As this information is only a summary, you should read it in conjunction with the historical financial statements (and related notes) of OEC and GE contained in the annual reports and other information that OEC and GE have filed with the Securities and Exchange Commission (the "Commission"). See "WHERE YOU CAN FIND MORE INFORMATION" on page 49.

   OEC and GE report quarterly and annual earnings results using methods required by generally accepted accounting principles ("GAAP"). Both OEC and GE prepare their respective financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31.

                   Selected Historical Financial Data of OEC
                 (Dollars in thousands, except per share data)

                                                                     Six Months
                              Fiscal Year Ended December 31,       Ended June 30,
                          ---------------------------------------- ---------------
                           1994    1995     1996    1997    1998    1998    1999
                          ------  -------  ------- ------- ------- ------- -------
Operating Data
Net sales...............  98,158  101,536  127,985 155,426 188,701  87,142 103,303
Gross Margin............  37,482   41,206   51,279  63,726  79,312  36,751  43,283
Operating Income........   6,803   10,312   13,671  17,928  24,424  10,581  13,382
Interest income
 (Expense)..............      89      665      777     497     760     345     317
Income Tax Expense
 (Benefit)..............  (1,816)    (856)   1,536   6,247   9,082   3,806   4,794
Net income..............   8,708   11,833   12,912  12,178  16,102   7,120   8,905
Diluted weighted average
 number of shares.......  12,552   12,585   12,797  13,079  13,391  13,391  13,352
Diluted net income per
 share..................     .69      .94     1.01     .93    1.20     .53     .67
Balance Sheet Data (at
 end of Period)
Working capital.........  31,199   43,900   53,847  63,961  80,732  70,161  85,996
Total Assets............  81,555   91,462  111,946 130,687 146,247 137,909 148,581
Stockholders' equity....  58,913   69,070   82,174  94,552 111,969 101,935 117,189

                    SELECTED HISTORICAL FINANCIAL DATA OF GE
                  (Dollars In Millions, Except Per Share Data)

                                                                                  Six Months Ended
                                   Fiscal Year Ended December 31,                     June 30,
                          -----------------------------------------------------  --------------------
                            1994       1995       1996       1997       1998       1998       1999
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
General Electric Company
 and Consolidated
 Affiliates
Revenues................  $  60,109  $  70,028  $  79,179  $  90,840  $ 100,469  $  47,696  $  51,575
Earnings from continuing
 operations.............      5,915      6,573      7,280      8,203      9,296      4,341      4,975
Earnings (loss) from
 discontinued
 operations.............     (1,189)       --         --         --         --         --         --
Net earnings............      4,726      6,573      7,280      8,203      9,296      4,341      4,975
Dividends declared......      2,546      2,838      3,138      3,535      4,081      1,961      2,293
Earned on average share
 owner's equity.........       18.1%      23.5%      24.0%      25.0%      25.7%      12.4%      12.7%
Per Share
  Earnings from
   continuing
   operations-basic.....  $    1.73  $    1.95  $    2.20  $    2.50  $    2.84  $    1.33  $    1.52
  Earnings (loss) from
   discontinued
   operations...........      (0.35)       --         --         --         --         --         --
  Net earnings-diluted..       1.37       1.93       2.16       2.46       2.80       1.31       1.50
  Dividends declared....      0.745      0.845       0.95       1.08       1.25       0.60       0.70
Total assets of
 continuing operations..    185,871    228,035    272,402    304,012    355,935    318,882    368,383
Long-term borrowings....     36,979     51,027     49,246     46,603     59,663     48,764     60,852
Shares outstanding--
 average (in
 thousands).............  3,417,476  3,367,624  3,307,394  3,274,692  3,268,998  3,268,224  3,275,107

Significant Factors Affecting Operating Results

   Sometimes financial results reported in accordance with GAAP include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions and of other business development activities, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of OEC and GE, are described briefly below. The following discussion should be read with the "SUMMARY SELECTED FINANCIAL DATA" of OEC and GE included on the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of OEC and GE that are contained in the annual reports and other information that OEC and GE have filed with the Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 49.

   In considering the Selected Historical Financial Data of GE, you should be aware that:

  . the consolidated financial statements represent the combined results of all companies that GE directly or indirectly controls;

  . results of associated companies--generally companies that are 20% to 50% owned by GE and over which GE, directly or indirectly, has significant influence--are included in the financial statements on a "one-line" basis;

  . the consolidated financial statements have been restated to reflect a two-for-one stock split, which took effect on April 28, 1997.

Comparative Per Share Data

   The following tables present historical per share data of OEC and GE. The data presented below should be read in conjunction with the historical financial statements of OEC and GE incorporated by reference in this document. Only the earnings per share data are calculated using the diluted weighted average of shares outstanding. Because the number of shares of GE Common Stock to be issued in the merger will not be known until five business days prior to the completion of the merger, OEC equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at
(800) 250-7979. Hypothetical OEC equivalent per share data is presented below using the closing sale price of a share of GE Common Stock on August 19, 1999 which was $111.00 and a resulting hypothetical exchange ratio of .324. The hypothetical OEC equivalent per share data was calculated by multiplying the actual GE per share data by the hypothetical exchange ratio of .324.

                                              Six Months Ended Fiscal Year Ended
                                               June 30, 1999   December 31, 1998
                                              ---------------- -----------------
   OEC Historical:
   Earnings per share, diluted...............      $  .67           $ 1.20
   Dividends per share, net..................          --               --
   Book value per share......................      $ 9.26           $ 8.76

                                              Six Months Ended Fiscal Year Ended
                                               June 30, 1999   December 31, 1998
                                              ---------------- -----------------
   GE Historical:
   Earnings per share, diluted...............      $ 1.50           $ 2.80
   Dividends per share, net..................      $ 0.70           $ 1.25
   Book value per share......................      $12.08           $11.89

   Hypothetical OEC Equivalent:
   Earnings per share, diluted...............      $ 0.49           $ 0.91
   Dividends per share, net..................      $ 0.23           $ 0.41
   Book value per share......................      $ 3.91           $ 3.85

Comparative Market Price Data

   The following tables present certain historical trading and dividend declaration information for the OEC Common Stock and GE Common Stock. No dividends have been paid on shares of OEC common stock.

                                                           OEC Common
                                                          Stock (In $)
                                                      ---------------------
                                                         High       Low
                                                      ---------- ----------
FISCAL 1999
  Third Quarter (through September 30)...............    35 5/16    23 1/2
  Second Quarter.....................................    26 9/16  20
  First Quarter......................................    31 5/16  17
FISCAL 1998
  Fourth Quarter.....................................    31 7/16    19 3/16
  Third Quarter......................................    26 7/16    19 7/16
  Second Quarter.....................................    24 1/2     19 7/16
  First Quarter......................................    24 7/16    19 3/16
FISCAL 1997
  Fourth Quarter.....................................   20 13/16   16 11/16
  Third Quarter......................................    19 3/8     15 3/8
  Second Quarter.....................................   17 15/16    13 3/8
  First Quarter......................................    18 1/2     14 7/8
                                                        GE Common Stock (In $)
                                                      --------------------------
                                                         High       Low     Div
                                                      ---------- ---------- ----
1999
  Third Quarter (through September 30, 1999).........   122 1/2    102 9/16 $.35
  Second Quarter.....................................   117 7/16   99 13/16 $.35
  First Quarter......................................   114 3/16    94 1/16 $.35
1998
  Fourth Quarter.....................................  103 15/16   69       $.35
  Third Quarter......................................    96 7/8     72 5/8  $.30
  Second Quarter.....................................   92         80 11/16 $.30
  First Quarter......................................    87 5/8     70 1/4  $.30
1997
  Fourth Quarter.....................................    76 9/16   59       $.30
  Third Quarter......................................    74 5/8     61 5/16 $.26
  Second Quarter.....................................    68 1/4     48 9/16 $.26
  First Quarter......................................    54 3/16   47 15/16 $.26

--------

   GE Common Stock is principally traded in the United States on the New York Stock Exchange ("NYSE") under the symbol "GE." OEC Common Stock is currently traded on the NYSE under the symbol "OXE."

   GE declared dividends of $ 4.081 billion in fiscal year 1998, or approximately 43.9% of GE's 1998 consolidated earnings. Per share dividends declared of $ 1.25 in fiscal year 1998 increased 15.7% from 1997, its 24th consecutive annual increase. Following the merger, payment of cash dividends by GE in respect of GE Common Stock will depend on GE's financial condition, results of operations and any other factor GE's Board of Directors may consider relevant.

   At year-end 1998, GE had purchased and placed into treasury a total of 287 million shares having an aggregate cost of $13.6 billion under a share repurchase program begun in December 1994. In December 1997, GE's Board of Directors increased the authorization to repurchase GE Common Stock to $17 billion and authorized the program to continue through 2000. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE intends to continue repurchases of shares in the ordinary course under its ongoing repurchase program between the date of this document and the merger, and during the valuation period for the merger.

   Set forth below are the last reported sale prices of GE Common Stock and OEC Common Stock on August 6, 1999, the last trading day prior to the public announcement of the execution of the merger agreement, and on September 30, 1999, the last trading day prior to the date of this Proxy
Statement/Prospectus, as reported on the NYSE.

                                                         August 6,  September 30,
                                                           1999         1999
                                                         ---------  -------------
   GE Common Stock......................................    107       118 9/16
   OEC Common Stock.....................................    33 5/8     35 1/8

Recent Developments

   On September 10, 1999, OEC announced that its results for the third quarter of 1999 would be less than current analysts' estimates, due in part to a revenue shortfall associated with previously reported transition issues related to its new Series 9800 product platform. OEC stated that it expected revenue to be in the range of $35 to $40 million in the third quarter of 1999, compared to $48 million during the same period in 1998. In addition, OEC announced that during the third quarter of 1999 it will have non-recurring expenses associated with the Merger of approximately $1.5 million. OEC has announced that the transition issues associated with the introduction of the Series 9800 product platform had been resolved and that it expected fourth quarter results to meet or exceed analysts' estimates.

                              THE SPECIAL MEETING

General

   This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "OEC Board") of OEC Medical Systems, Inc. ("OEC") for use at the special meeting of OEC stockholders (the "Special Meeting"). This Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of OEC on or about October 4, 1999.

Matters to be Considered at the Special Meeting

   At the Special Meeting, holders of OEC Common Stock, par value $.01 per share (the "OEC Common Stock"), will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 7, 1999 (the "Merger Agreement") among General Electric Company ("GE"), Ruby Merger Corp., a wholly owned subsidiary of GE ("Sub"), and OEC. Pursuant to the terms of the Merger Agreement, Sub will be merged with and into OEC (the "Merger"), resulting in OEC becoming a wholly owned subsidiary of GE.

   AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF OEC AND ITS STOCKHOLDERS AND RECOMMENDS THAT OEC STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS RECEIVED THE WRITTEN OPINION OF CHASE SECURITIES INC. DATED AUGUST 7, 1999 TO THE EFFECT THAT THE CONSIDERATION TO BE RECEIVED BY OEC'S STOCKHOLDERS IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW AS OF SUCH DATE TO SUCH STOCKHOLDERS.

Voting and Proxies

   The OEC Board has fixed the close of business on September 30, 1999 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. At that date, there were outstanding 12,724,415 shares of OEC Common Stock, the holders of which will be entitled to one vote per share on each matter submitted to the Special Meeting. No other voting securities of OEC are outstanding.

   The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of OEC Common Stock entitled to vote constitutes a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained. Assuming a quorum is present, the vote of a majority of the outstanding shares of OEC Common Stock is required to approve and adopt the Merger Agreement.

   As a condition to GE's willingness to enter into the Merger Agreement, William F. Harnisch, the WFH Foundation and FLA Advisers L.L.C. have agreed, among other things, pursuant to an Adviser Agreement dated as of August 7, 1999 (the "Adviser Agreement"), and without any additional consideration being paid to them, to vote 2,892,970 of the shares of OEC Common Stock under their authority (representing approximately 23% of the outstanding shares on the record date) in favor of approving and adopting the Merger Agreement at the Special Meeting.

   Shares of OEC Common Stock represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies or, if no instructions have been indicated, will be voted for approval and adoption of the Merger Agreement and in the best judgment of the individuals named in the accompanying proxy on any other matters which may properly come before the Special Meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of OEC at the address given on the Notice of Special Stockholders' Meeting accompanying this Proxy Statement/Prospectus.

Any proxy may also be revoked by the stockholder's attendance at the Special Meeting and voting in person. A notice of revocation need not be on any specific form. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement by properly marking the "ABSTAIN" box on the proxy for such proposal, and will be counted as present for the purpose of determining the existence of a quorum. Under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), while brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the approval and adoption of the Merger Agreement without instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Special Meeting will be counted as present for quorum purposes (a "broker nonvote"). Abstentions and broker nonvotes will have the same effect as a vote against the approval and adoption of the Merger Agreement at the Special Meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of the OEC Board. GE and OEC will share equally all expenses related to printing and filing the Proxy Statement/Prospectus and all the Commission and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus. See "THE MERGER AGREEMENT--Expenses." In addition to soliciting proxies by mail, officers, directors and employees of OEC, without receiving additional compensation therefor, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of OEC Common Stock held of record by such persons, and GE and OEC will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

Background of the Merger

   From time to time over the years, GE Medical Systems, a division of GE, and OEC have discussed the possibility of forming strategic alliances.

   On May 7, 1999, Ruediger Naumann-Etienne, Chairman of the Board of OEC met with Jeffrey R. Immelt, CEO of GE Medical Systems and Michael A. Jones, General Manger, Global Business Development, GE Medical Systems, at the request of William F. Harnisch, President of Forstmann-Leff Associates, Inc. ("FLA"), an institutional money management firm which, through its affiliates, controls approximately 23% of OEC's Common Stock. At that meeting, which was also attended by Mr. Harnisch, Mr. Immelt expressed an interest in discussing a possible business combination with OEC. Mr. Naumann-Etienne told Mr. Immelt that there were no plans to sell OEC and that, given the outcome of prior discussions with GE regarding strategic alliances, he was not prepared to present GE's expression of interest to the OEC Board. Mr. Naumann-Etienne also suggested that it would be impractical to discuss a potential transaction between OEC and GE without the support of FLA, in light of FLA's substantial ownership interest in OEC. In reply to a question from Mr. Immelt, Mr. Naumann-Etienne indicated that OEC would not object to GE's discussing the matter directly with FLA.

   On June 1, 1999, Mr. Jones and one of his associates met with Mr. Naumann-Etienne to obtain an overview of OEC and its business prospects, based on publicly available information.

   On July 2, 1999, Mr. Harnisch called Mr. Naumann-Etienne to inform him that he had had various discussions with Mr. Immelt and that GE was interested in obtaining FLA's support for a potential business combination with OEC but that no agreement was reached. Mr. Immelt had asked whether he might contact OEC directly to outline the merits of a possible business combination with GE, and Mr. Harnisch agreed to call OEC to advise the Company of the substance of his discussions with Mr. Immelt.

   Later on that day, Mr. Immelt called Mr. Naumann-Etienne and explained that, because of a number of strategic benefits that would result from a combination of OEC and GE Medical Systems, the two companies should explore a potential business transaction. Mr. Immelt also confirmed his discussions with FLA and stated that GE was prepared to offer to pay, in shares of GE Common Stock, a premium over the then current market price of OEC's Common Stock. Mr. Naumann-Etienne repeated that OEC was not actively seeking a business combination, but agreed to inform Joseph W. Pepper, OEC's Chief Executive Officer, of the conversation and to solicit his views.

   On July 6, 1999, Mr. Naumann-Etienne called Mr. Immelt to inform him that, after reviewing the matter with Mr. Pepper, both felt that the topic of a potential business combination with GE was of sufficient interest to OEC to warrant a meeting to see whether terms could be reached that would be attractive to the OEC Board of Directors and OEC stockholders.

   On July 11, 1999, Mr. Naumann-Etienne and Mr. Pepper met with Mr. Immelt and Mr. Jones. During the meeting, there was a discussion regarding each company's products and services, the customers they serve, the market segments they address and their respective company cultures. Mr. Immelt again stressed the strategic benefits that a possible business combination could bring to OEC's stockholders, employees and customers. At the end of the meeting, Mr. Immelt asked Mr. Naumann-Etienne for his view of a possible merger. Mr. Naumann-Etienne replied that any proposal had to be acceptable to OEC's management and Board, and that he would only be willing to present a specific proposal to OEC's management and Board. Mr. Immelt said that, if OEC were willing to enter into a business combination with GE, GE would be prepared to pay as much as $35 per share in GE Common Stock for the OEC Common Stock, and that GE would only proceed on a basis that was acceptable to the OEC Board.

   On July 12, 1999, Mr. Pepper met confidentially with OEC's senior management team to discuss a potential business combination with GE. The management team concluded that, given the many new strategic alternatives facing OEC, a potential business combination with GE could greatly enhance the probability of successfully implementing OEC's growth strategy and ensure a good future for its stockholders, employees and customers.

   The OEC Board met on July 13, 1999 and was informed by Mr. Naumann-Etienne and Mr. Pepper of the discussions with GE. OEC's counsel reviewed the duties of directors with respect to the discussions. After lengthy deliberations, the OEC Board concluded that GE should be informed that OEC was not actively seeking a business combination, but that OEC should engage a financial advisor to advise the OEC Board of OEC's value, and that Mr. Pepper and Mr. Naumann-Etienne should meet again with Mr. Immelt to obtain further information with respect to a potential transaction with GE.

   The OEC Board engaged Chase Securities Inc. on July 19, 1999 to assist OEC in performing a review of its strategic options and in preparing a valuation analysis of OEC.

   On July 19, 1999, Mr. Pepper and Mr. Naumann-Etienne met with Mr. Immelt and
J. Keith Morgan, Vice President and General Counsel of GE Medical Systems. Mr. Immelt described the potential benefits of a possible merger and how OEC might function as a subsidiary of GE. Mr. Immelt cited the November 1998 acquisition of Marquette Medical Systems by GE as an example of how OEC would operate after a merger. The GE representatives also presented their views on how a merger might be structured, including certain terms and conditions of the merger.

   On July 22, 1999, the OEC Board of Directors met to discuss whether OEC should agree to proceed with discussions with GE. OEC's legal counsel reviewed with the directors the legal considerations of a potential merger with GE. Chase reviewed with the OEC Board its valuation analysis of OEC and discussed certain financial considerations of a potential business combination involving OEC and GE. After extensive discussion, the OEC Board concluded that, while GE would be the best strategic partner for OEC, the price, terms and conditions discussed by GE were not acceptable. Mr. Naumann-Etienne was authorized to communicate OEC's position and to explore a more favorable transaction with GE. The OEC Board also ratified the selection of Chase as its financial advisor and to prepare and deliver a fairness opinion, if requested, as to whether or not the consideration proposed to be paid to OEC stockholders in any proposed merger was fair to such stockholders from a financial point of view.

   On July 23, 1999, Mr. Immelt and Mr. Naumann-Etienne discussed the outcome of the OEC Board meeting. Discussions involving them and other representatives of GE and OEC continued over the weekend and into the following week. As a result of these discussions, on July 29, 1999, Mr. Immelt indicated to Mr. Naumann-Etienne that GE would be willing to acquire OEC through a merger that would provide OEC's stockholders with shares of GE common stock having a value of approximately $36 for each share of OEC Common Stock. Mr. Naumann-Etienne agreed to present GE's proposal to the OEC Board.

   On July 30, 1999, GE and OEC executed and delivered a confidentiality agreement in anticipation of GE's "due diligence" review of OEC. The Board of Directors of GE approved the merger at its meeting on July 30.

   Commencing on July 31, 1999 and continuing through August 7, 1999, representatives of GE and its legal advisors met with senior OEC officers and OEC's legal advisors and undertook a due diligence review of OEC. GE's legal counsel delivered an initial draft of the proposed merger agreement to OEC and its legal counsel on August 1, 1999. During the period of July 31, 1999 through August 6, 1999, GE reviewed business, personnel, legal and financial information relating to OEC and visited certain facilities of OEC. Representatives of OEC and GE, together with their respective legal counsel, conducted negotiations over the terms of the merger agreement during the course of that week.

   On August 6 and 7, 1999, various discussions were held by representatives of GE and FLA, and their respective legal advisors, to negotiate the terms of the proposed Adviser Agreement between GE and FLA.

   On August 7, 1999, the OEC Board met and the final terms of, and conditions to, the proposed merger agreement (which terms and conditions are summarized below under "THE MERGER AGREEMENT") were presented by OEC's legal counsel. Chase made a presentation to the OEC Board outlining its financial analysis of the proposed financial terms of the Merger and delivered its opinion to the OEC Board to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of OEC Common Stock pursuant to the proposed Merger is fair, from a financial point of view, to such holders. Further, OEC's counsel reviewed certain legal issues concerning the proposed Merger. Following considerable discussion, including a detailed review of the proposed documents to be signed, the OEC Board authorized Mr. Naumann-Etienne to call Mr. Morgan to discuss several issues of concern to the OEC Board. After some negotiation on those issues, the OEC Board approved the Stock Option Agreement, and for purposes of (S)203 of the Delaware General Corporation Law, the OEC Board approved the Adviser Agreement. The OEC Board also approved the Merger Agreement (including the consideration set forth in the Merger Agreement consisting of GE common stock, having a value of approximately $36 per share) and authorized the performance of various acts on behalf of OEC in furtherance of the Merger, including the submission of a proposal to approve and adopt the Merger Agreement to the stockholders of OEC at a meeting of the stockholders to be convened in the future. Director Allan May abstained from the vote to approve the Merger Agreement.

   Following the meeting on Saturday August 7, 1999, the Stock Option Agreement was executed and delivered by GE and OEC, the Adviser Agreement was executed and delivered by GE and FLA, and the Merger Agreement was executed and delivered by GE, Sub and OEC. The proposed Merger was publicly announced on August 9, 1999, prior to the opening of trading.

Reasons for the Merger; Recommendation of the OEC Board of Directors

   The OEC Board has approved and adopted the Merger Agreement. The OEC Board believes that the Merger is in the best interests of OEC and its stockholders and recommends approval and adoption of the Merger Agreement by the holders of OEC Common Stock at the Special Meeting.

   At meetings held on July 13, July 22, and August 7, 1999, the OEC Board of Directors considered legal, financial and other issues involved in a potential sale of the company. At its meetings on July 22 and August 7, with the assistance of OEC's financial and legal advisors, it considered the specific issues involved in a proposed merger with GE.

   At the conclusion of its meeting on August 7, 1999, the OEC Board determined that the Merger is in the best interests of OEC and its stockholders. In reaching its decision to enter into and to recommend the approval and adoption of the Merger Agreement, the OEC Board considered a number of factors, including, without limitation, the following:

  . the present and anticipated environment in the medical equipment industry, the strategic options available to OEC and the difficulty of continuing to compete effectively with companies having greater resources than OEC;

  . information concerning the financial condition, results of operations and business prospects of both OEC and GE Medical Systems, a division of GE, and current industry, economic and market conditions;

  . information concerning the financial and business prospects for the combined business, including the strategic benefits of the merged operations;

  . the fact that the Merger should reduce OEC's dependence on any single product and the associated risks of contract cancellation;

  . the fact that, in the opinion of OEC's outside legal counsel, the Merger could be accomplished on a tax-free basis;

  . the presentations from, and discussions with, senior executives of OEC and representatives of OEC's outside legal counsel;

  . the presentations from, and discussions with, OEC's financial advisor regarding the financial terms of the proposed Merger and the opinion dated August 7, 1999 from Chase to the OEC Board to the effect that the Merger consideration to be received by holders of OEC Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders;

  . the interests of constituencies other than the stockholders of OEC, such as employees, customers and suppliers;

  . the opportunity for OEC's stockholders to become stockholders of GE, which the OEC Board views as a large, diversified and well managed company;

  . the relative certainty of receiving consideration valued at $36.00 per share of OEC Common Stock regardless of stock market fluctuations prior to the closing of the Merger; and

  . the inclusion of a termination fee for OEC if GE should exercise its rights to terminate the Merger Agreement under various circumstances.

   In view of the variety of factors considered by the OEC Board in connection with its evaluation of the Merger, the OEC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to such factors.

   The OEC Board concluded, in light of these factors, that the Merger is advisable, fair to, and in the best interests of, OEC and its stockholders. THE OEC BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF OEC COMMON STOCK VOTE TO APPROVE AND ADOPT IT AT THE SPECIAL MEETING.

Opinion of Chase Securities Inc.

   On August 7, 1999, Chase delivered its written opinion to the OEC Board to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration was fair to the holders of the OEC Common Stock from a financial point of view.

   A copy of Chase's opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Chase, is attached as Annex II to this Proxy Statement/Prospectus. Stockholders of OEC are urged to read such opinion in its entirety. Chase's opinion was provided for the use and benefit of the OEC Board in its evaluation of the Merger, was directed only to the fairness to the holders of the OEC Common Stock of the Merger Consideration from a financial point of view as of August 7, 1999, and does not constitute a recommendation to any stockholder of OEC as to how such stockholder should vote with respect to the Merger. The summary of Chase's opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of its opinion attached as Annex II hereto.

   In arriving at its opinion, Chase, among other things:

   1. reviewed a draft of the Merger Agreement dated August 5, 1999;

   2. reviewed certain publicly available business and financial information that Chase deemed relevant relating to OEC and GE and the industries in which they operate;

   3. reviewed certain internal non-public financial and operating data and forecasts provided to Chase by the management of OEC relating to the business of OEC;

   4. discussed, with members of the senior management of OEC, OEC's operations, historical financial statements and future prospects;

   5. compared the financial and operating performance of OEC and GE with publicly available information concerning certain other companies Chase deemed comparable and reviewed the relevant historical stock prices of the OEC Common Stock and the GE Common Stock and certain publicly traded securities of such other companies;

   6. reviewed the financial terms of certain recent business combinations and acquisition transactions Chase deemed reasonably comparable to the Merger and otherwise relevant to Chase's inquiry; and

   7. made such other analyses and examinations as Chase deemed necessary or appropriate.

   In connection with the preparation of its opinion, Chase did not hold any discussions with representatives of GE nor did Chase receive or review any non-public information prepared by or relating to GE.

   Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for Chase, or publicly available, for purposes of its opinion and further relied upon the assurance of the management of OEC that it was not aware of any facts that would make such information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of OEC or GE, nor did Chase conduct a physical inspection of the properties and facilities of OEC or GE. Chase assumed that the financial forecasts provided to it by OEC were reasonably determined on bases reflecting the best currently available estimates and judgments of the management of OEC as to the future financial performance of OEC. Chase expressed no view as to such forecast or projection information or the assumptions on which they were based.

   For purposes of rendering its opinion, Chase assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Chase further assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which any of OEC or GE was a party, as contemplated by the Merger Agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to

OEC of the Merger. Chase also assumed that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to it. Chase further assumed that the Merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

   In connection with the preparation of its opinion, Chase was not authorized by OEC or the OEC Board of Directors to solicit, nor did Chase solicit, third-party indications of interest for the acquisition of all or any part of OEC. In addition, Chase was engaged by OEC solely for purposes of delivering its opinion, and, as a result, Chase did not participate in the structuring or the negotiation of the Merger.

   Chase's opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion. Chase's opinion was limited to the fairness, from a financial point of view, to the holders of the OEC Common Stock of the Merger Consideration and Chase expressed no opinion as to the merits of the underlying decision by OEC to engage in the Merger. In addition, Chase expressed no opinion as to the prices at which the OEC Common Stock or the GE Common Stock would trade following the announcement or the consummation, as the case may be, of the Merger.

   The following is a summary of certain financial and comparative analyses performed by Chase in arriving at its opinion.

   Discounted Cash Flow Analysis. Chase performed a discounted cash flow ("DCF") analysis of OEC using financial forecasts provided by OEC management for the years ending December 31, 1999 through 2003. Utilizing such information, Chase calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows, less taxes, changes in working capital and capital expenditures, to OEC from June 30, 1999 through December 31, 2003, and the projected terminal value of OEC at December 31, 2003 based upon a range of net income multiples applied to projected net income in 2003. The DCF was calculated for OEC assuming discount rates ranging from 10% to 12%, utilizing the mid-year convention to determine the discount period, and terminal multiples of net income in the year 2003 ranging from 16x to 20x. This analysis yielded a value per share of OEC common stock ranging from approximately $29.50 to $39.00.

   Comparable Public Companies Analysis. Using publicly available information, Chase compared certain financial and operating information and ratios (described below) for OEC with corresponding financial and operating information and ratios for companies in lines of business believed to be generally comparable to those of OEC in the healthcare industry, as follows:

  . Acuson Corporation;

  . ADAC Laboratories Inc.;

  . Analogic Corporation;

  . CONMED Corporation;

  . Datascope Corporation;

  . EndoSonics Corporation;

  . Sonosite Incorporated;

  . Spacelabs Medical Inc.;

  . Steris Corporation;

  . Trex Medical Corporation; and

  . Varian Medical Systems Incorporated

   In examining the comparable companies, Chase calculated the enterprise value, defined as the total market value of equity on a fully diluted basis plus outstanding debt, preferred stock and minority interest less cash and cash equivalents, of each company as a multiple of its respective estimated 1999 revenue, estimated 1999 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, in each case based on selected public research analyst estimates. Chase also calculated the equity value, defined as the total market value of equity on a fully diluted basis, of each company as a multiple of its respective estimated 1999 net income, in each case based on mean estimates available from The Institutional Brokers Estimate System. In conducting this analysis, Chase used closing share prices on August 4, 1999, except for OEC, for which the unaffected market price, defined as the 4-week average closing price prior to July 13, 1999, of $23.25 per share of OEC Common Stock was used. The analysis yielded:

                                                          Low  High  Mean   OEC
                                                         ----- ----- ----- -----
   1999 Estimated Revenue............................... 0.53x 2.36x 1.39x 1.32x
   1999 Estimated EBITDA................................   6.0  11.8   8.2   8.8
   1999 Estimated Net Income............................  10.3  21.8  17.2  16.1

   Based on this analysis, Chase estimated a value per share of OEC common stock ranging from approximately $18.25 to $30.75 based on OEC management forecasts of 1999 revenue, EBITDA and net income.

   Comparable Transactions Analysis. Chase reviewed certain publicly available information regarding selected business combinations in the medical device industry announced since July 1996. The comparable transactions and the months in which each transaction was announced were as follows:

  . Hologic, Inc.'s acquisition of FluoroScan Imaging Systems Inc. (July
    1996);

  . EndoSonics Corporation's acquisition of Cardiometrics Inc. (January
    1997);

  . Beckman Instruments Inc.'s acquisition of Coulter Corp. (September 1997);

  . Bausch & Lomb Inc.'s acquisition of Storz Instrument Co. (October 1997);

  . US Surgical Corp.'s acquisition of Valleylab Inc. (December 1997);

  . GE Medical Systems' acquisition of Diasonics Ultrasound Inc. (February
    1998);

  . Koninklijke Philips Electronics N.V.'s acquisition of ATL Ultrasound Inc.
    (July 1998);

  . GE Medical Systems' acquisition of Elscint Ltd.'s nuclear medicine and magnetic resonance imaging businesses (September 1998);

  . Picker International, Inc.'s acquisition of Elscint Ltd.'s computed tomography division (September 1998);

  . GE Medical Systems' acquisition of Marquette Medical Systems Inc.
    (September 1998);

  . Maxxim Medical Inc.'s acquisition of Circon Corp. (November 1998); and

  . Sorin Biomedical SpA's acquisition of COBE Cardiovascular Inc. (November
    1998).

   In examining these business combinations, Chase calculated the respective transaction values, defined as the market value of the consideration offered to target common stockholders on a fully diluted basis plus outstanding debt, preferred stock, minority interest less cash and cash equivalents, as a multiple of (i) latest twelve months revenues, which is referred to as LTM revenues, and (ii) latest twelve months EBITDA, which is referred to as LTM EBITDA. This analysis yielded LTM revenue multiples ranging from 0.56x to 4.23x, with a mean of 1.56x (excluding for purposes of calculating the mean multiple EndoSonics Corporation's acquisition of Cardiometrics Corp. and Hologic, Inc.'s acquisition of FluoroScan Imaging Systems Inc.), and LTM EBITDA multiples ranging from 12.5x to 34.6x, with a mean of 14.3x (excluding for purposes of calculating the mean multiple Beckman Instruments Inc.'s acquisition of Coulter Corp. and Hologic, Inc.'s acquisition of FluoroScan Imaging Systems Inc.). Based on this analysis, Chase estimated a value per share of OEC common stock ranging from approximately $20.50 to $42.50 based on LTM revenues and LTM EBITDA.

   Premiums Paid Analysis. Using publicly available information, Chase reviewed the premiums paid over the common stock trading prices for certain periods prior to the announcement date for the following selected business combinations announced between January 1, 1998 and July 14, 1999:

  . all transactions in the medical device industry;

  . all transactions in the healthcare industry having a transaction value ranging in size from $200 million to $700 million; and

  . all transactions having a transaction value ranging in size from $200 million to $700 million.

   The mean premiums for these selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date were:

                                                             Premium To Prior
                                                                  Close
                                               Number of   ---------------------
                                              Transactions 1-day  1-week 4-weeks
                                              ------------ -----  ------ -------
   Medical Device Industry...................      31      44.6%   53.7%  62.9%
   Healthcare Industry.......................      33      27.7%   38.1%  49.9%
   All Industries............................     369      31.2%   33.9%  41.2%

   Based on this analysis and the unaffected market price of $23.25 per share of OEC common stock, Chase estimated a value per share of OEC common stock ranging from approximately $33.75 to $38.25.

   Other Analyses. Among other analyses performed and factors considered by Chase in connection with its opinion, Chase reviewed the historical trading prices of OEC Common Stock for the period from August 6, 1998 to August 6, 1999 and observed that the 52-week low and high for OEC common stock ranged from $17.00 and $34.75, Chase also performed an analysis of the theoretical maximum consideration that four potentially interested strategic acquirers could pay without incurring year 2000 earnings per share dilution, which resulted in a theoretical maximum consideration per share of OEC common stock ranging from $30.00 to $38.00, Additionally, Chase performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of OEC by a financial buyer, based on OEC management projections, 2003 net income exit multiples of 16x to 20x, and required equity returns of 25% to 35%, which resulted in a theoretical maximum consideration per share of OEC common stock ranging from $19.75 to $26.00.

   The summary set forth above does not purport to be a complete description of the analyses performed by Chase in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Chase did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond OEC's and GE's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the Comparable Public Companies Analysis described above is identical to OEC, and none of the comparable transactions used in the Comparable Transaction Analysis described above is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

   The OEC Board of Directors selected Chase to act as its financial advisor on the basis of Chase's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with OEC and its business. As part of its financial advisory business, Chase is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase has acted as financial advisor to OEC in connection with the delivery of its opinion and received a fee upon delivery thereof. In addition, OEC has agreed to indemnify Chase for certain liabilities arising out of its engagement. The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided commercial and investment banking services to GE and its affiliates, for which Chase received usual and customary compensation and in the future may continue to provide such commercial and investment banking services. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of OEC and GE for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   The terms of the engagement of Chase by OEC are set forth in letter agreements between Chase and OEC dated as of July 19, 1999 and August 3, 1999. Pursuant to the terms of these letter agreements, OEC paid to Chase a retainer fee of $100,000 and an additional fee of $900,000 upon delivery of its opinion. In addition, OEC has also agreed to reimburse Chase for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify Chase and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

Interests of Certain Persons in the Merger; Conflicts of Interest

   In considering the Merger, you should be aware of the interests executive officers and directors of OEC have in the Merger that are different from your interests as stockholders. In this regard, you should consider, among other things, the stock option modifications and the agreements described below.

   Stock Options. Except as noted below, at the Effective Time, each employee stock option and each director stock option currently exercisable will generally become an option to purchase shares of GE Common Stock (a "Substitute Option"). The number of shares of GE Common Stock that will become subject to each Substitute Option will be the same as the number of shares of GE Common Stock into which the shares of OEC Common Stock subject to such stock option immediately prior to the Effective Time would have been converted, had they been outstanding at the Effective Time. The per share exercise price of each Substitute Option will be adjusted at the Effective Time so that the aggregate exercise price for all shares of GE Common Stock subject to such Substitute Option will be the same as the aggregate exercise price for all shares of OEC Common Stock subject thereto immediately prior to the Effective Time. Except as described below, Substitute Options which are not exercisable at the Effective Time continue to become exercisable in accordance with their original vesting schedules.

   In addition, OEC has agreed in the Merger Agreement to take action to provide that upon the termination of employment of a holder of a Substitute Option by OEC without "Cause" (defined in the same manner as in the Retention Agreements described below) or due to death or disability, each Substitute Option then held by such holder which is not then exercisable shall become fully exercisable on the date of such termination of employment.

   OEC also has agreed in the Merger Agreement to take action to provide that, when each person who is a non-employee director of OEC immediately prior to the Effective Time ceases to be such a director, each Substitute Option held by such person immediately following the Effective Time which is not then exercisable shall continue to become exercisable in accordance with its original vesting schedule as if the service of such director had not ceased, and each Substitute Option held by such person immediately following the Effective Time which is then exercisable shall continue to be exercisable in accordance with the original term of each such Substitute Option as if the service of such director had not ceased.

   Unvested OEC options held by any employee or director under the 1990 Stock Option Plan on the date of the Merger will vest but will lapse unless they are exercised within 30 days of the consummation of the Merger, in which event such option holders will receive shares of GE Common Stock. GE will offer holders of options under the 1990 Stock Option Plan the opportunity to waive their right to accelerate the vesting of their options and to substitute options of GE Common Stock for options of OEC Common Stock, subject to the vesting schedule (without acceleration for the merger) and other terms and conditions currently applicable to such options, but modified, as all substitute options will be, to include the provisions relating to termination of employment without cause.

   At August 7, 1999, an aggregate of approximately 1,917,630 shares of OEC Common Stock were subject to stock options granted to employees and directors of OEC under various stock option plans. The number of shares of OEC Common Stock subject to stock options held by executive officers and directors of OEC as of August 7, 1999 were as follows: Ruediger Naumann-Etienne, 170,000; Joseph
W. Pepper, 186,500; Randy W. Zundel, 165,990; Barry K. Hanover, 115,000; Larry
E. Harrawood, 155,000; F. Daniel Edwards, 36,031; Gregory K. Hinckley, 21,000; Benno P. Lotz, 12,870; Alan W. May, 141,000; Chase N. Peterson, 26,000.

   Retention Agreements. After consultation with GE, and with GE's prior agreement given in the Merger Agreement, OEC agreed to enter into retention agreements (the "Retention Agreements"), at or shortly before the closing, with 34 employees, including the following executive officers of OEC: Joseph W. Pepper, Randy W. Zundel, Barry K. Hanover, Larry E. Harrawood and F. Daniel Edwards. The Retention Agreements become effective at the Effective Time, but if the Merger Agreement is terminated, then at the time of such termination, the Retention Agreements will be deemed canceled and of no force or effect. The Retention Agreements are intended to induce these executives to remain in the employ of OEC during and for a period of two years after the acquisition of OEC by GE.

   Under each Retention Agreement, if an executive remains continuously employed by OEC or by a company or other entity or organization within GE's medical systems business on a full-time basis for two years following the Effective Time, OEC will pay to such executive an amount (the "Retention Bonus Payment") equal to the sum of the executive's annual base salary in effect at the Effective Time and such executive's estimated bonus for the 1999 fiscal year 50% of which will be paid if the executive remains employed by OEC for one year following completion of the Merger, and the remaining 50% of which will be paid if the executive remains employed by OEC for two years following completion of the Merger. If the executive's employment is terminated (i) by the executive due to an involuntary and materially adverse change in the nature or scope of the executive's authority or duties, or due to the relocation of the executive's office to a location more than 50 miles from the location of the executive's current office, or (ii) without "Cause" (as defined below) or due to death or disability within the first year following completion of the Merger, OEC will pay the executive a termination payment ("Termination Payment") equal to the product of the executive's annual base salary in effect at the Effective Time, together with such executive's estimated bonus for the 1999 fiscal year, and a severance multiplier.

   For purposes of the Retention Agreements, "Cause" means conviction of a criminal offense, theft, fraud, breach of trust, willful violation of GE's integrity policies or refusal to perform services reasonably assigned following notice and an opportunity to cure.

   Under each Retention Agreement, the executive agrees that such executive will be subject to certain prohibitions on competition with the medical business of OEC during the period that such executive is receiving Termination Payments thereunder. In addition, each executive has agreed not to disclose confidential information of OEC or GE and, as of the date of termination of employment, to release any claims the executive may then have against OEC or GE.

   Supplemental Executive Retirement Plan. At the Closing of the Merger, Mr. Allan W. May, a director, will receive a payment of $348,505 under the terms of a Supplemental Executive Retirement Plan and related life insurance contract originally funded by Mr. May. Mr. May asserted unspecified damages arising from tort claims relating to his termination as a director in connection with the merger. OEC has offered to settle Mr. May's claims for an amount equal to $70,000 in exchange for a complete release of all claims that Mr. May may now have or may hereafter assert against OEC.

Form of the Merger

   If the holders of OEC Common Stock approve and adopt the Merger Agreement and all other conditions to the Merger are satisfied or waived, where permissible, Sub will be merged with and into OEC, with OEC being the surviving corporation after the Merger (the "Surviving Corporation") and become a wholly owned subsidiary of GE. The date on which the closing of the Merger occurs is referred to herein as the "Closing Date." GE and OEC anticipate that the Closing Date will occur as promptly as practicable after the Special Meeting. The term "Effective Time" means the time on the closing date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

Merger Consideration

   The Merger Agreement provides that, at the Effective Time, each share of OEC Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury by OEC or its wholly owned subsidiaries or shares owned by GE or its wholly owned subsidiaries) will be converted into the right to receive the Merger Consideration. The "Merger Consideration" is the number of shares of GE Common Stock approximately equal to the quotient determined by dividing $36.00 by the Average GE Share Price. The "Average GE Share Price" is the average of the daily volume-weighted sales prices per share of GE Common Stock on the NYSE Composite Tape for the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). Stockholders will receive cash in lieu of fractional shares of GE Common Stock.

   The Merger Consideration generally is intended to provide shares of GE Common Stock valued at $36.00, based upon the Average GE Share Price, and, therefore, a higher Average GE Share Price would result in fewer shares of GE Common Stock constituting the Merger Consideration, and a lower Average GE Share Price would result in more shares of GE Common Stock constituting the Merger Consideration. For example, if the Average GE Share Price were equal to $111.00 per share, the Merger Consideration would be equal to .324 shares of GE Common Stock. An Average GE Share Price greater than $111.00 would result in fewer than .324 shares of GE Common Stock constituting the Merger Consideration and an Average GE Share Price less than $111.00 would result in more than .324 shares of GE Common Stock constituting the Merger Consideration.

   The Merger Agreement provides that the Valuation Period will end on the trading day which is five days prior to the Closing Date, and therefore the number of shares of GE Common Stock constituting the Merger Consideration will be fixed at that time. The market price of GE Common Stock and hence the value of the Merger Consideration could fluctuate with the performance of GE and general market conditions during the five-day period between the end of the Valuation Period and the Closing Date. Thus, the price of GE Common Stock on the Closing Date may be higher or lower than the Average GE Share Price and, as a result, the value of the Merger Consideration at the Closing Date may be more or less than $36.00.

   If the Special Meeting occurs prior to the end of the Valuation Period, the precise number of shares of GE Common Stock constituting the Merger Consideration will not be known at the time the vote on the approval and adoption of the Merger Agreement is held. Because the closing of the merger may be postponed until after the date of the special meeting due to a delay in receipt of regulatory clearances, you may call, toll-free, (800) 250-7979 for information concerning the estimated number of shares of GE Common Stock that will be issued in exchange for each share of OEC Common Stock as of the date you call. As part of its ongoing stock repurchase program, GE may reacquire shares of its common stock during the Valuation Period. See "SUMMARY SELECTED FINANCIAL DATA--Comparative Per Share Data."

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

   If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of GE Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Agreement provides that the Merger Consideration will be correspondingly adjusted to the extent appropriate to reflect such changes. In lieu of fractional shares of GE Common Stock, GE shall pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled and (ii) the Average GE Share Price.

Effective Time

   The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with applicable law. Such filing will be made as promptly as practicable after satisfaction or, if permissible, waiver of the conditions to the Merger.

Procedures for Exchange of OEC Common Stock Certificates

   As soon as practicable after the Effective Time, GE will deposit with a bank or trust company (the "Exchange Agent"), for the benefit of holders of shares of OEC Common Stock, certificates representing the shares of GE Common Stock issuable pursuant to the Merger in accordance with the Merger Agreement. The Exchange Agent will deliver the certificates representing shares of GE Common Stock upon surrender for exchange of the Certificates (as defined below).

   As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail letter of transmittal forms and other transmittal forms, together with exchange instructions, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of OEC Common Stock (the "Certificates"), for use in effecting the surrender and exchange of Certificates for certificates representing shares of GE Common Stock (and cash in lieu of any fractional shares) to which such holder has become entitled. After receipt of such letters of transmittal and other transmittal forms, each holder of Certificates will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor a certificate representing the number of whole shares of GE Common Stock (and cash in lieu of any fractional shares) to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. OEC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

   After the Effective Time and until surrendered, each Certificate will be deemed to represent only the right to receive upon surrender a certificate representing shares of GE Common Stock and cash in lieu of fractional shares of GE Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to GE Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of GE Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the new certificates representing whole shares of GE Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of GE Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of GE Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GE Common Stock.

   GE or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as GE or the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by GE or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made by GE or the Exchange Agent.

Anticipated Accounting Treatment

   The Merger will be accounted for by GE under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate Merger Consideration paid by GE in connection with the Merger, together with the direct costs of acquisition, will be allocated to OEC's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of OEC will be consolidated into the assets and liabilities and results of operations of GE subsequent to the Effective Time.

Certain Other Effects of the Merger

   If the Merger is consummated, shares of OEC Common Stock will cease to be traded on the NYSE. In addition, OEC will deregister the OEC Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

   After the Merger, stockholders of OEC will become stockholders of GE. Upon consummation of the Merger, the rights of all such former stockholders of OEC will be governed by applicable New York law (rather than the Delaware General Corporation Law (the "DGCL")), including the New York Business Corporation Law (the "NYBCL"), and by the certificate of incorporation and bylaws of GE. For a description of the differences between the rights of GE and OEC stockholders, see "COMPARISON OF RIGHTS OF OEC STOCKHOLDERS AND GE STOCKHOLDERS."

Forward-Looking Statements May Prove Inaccurate

   GE and OEC have made forward-looking statements, as such term is used in the Private Securities Litigation Reform Act of 1995, in this document and those documents to which we have referred you that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of GE and OEC set forth under "--Reasons for the Merger; Recommendation of the OEC Board of Directors" and "--Fairness Opinion of Chase Securities Inc." and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of OEC and GE, and could cause those results to differ materially from those expressed in the forward-looking statements of OEC and GE: materially adverse changes in economic conditions and in the markets served by OEC and GE; regulatory, legal, economic and other changes in the health care industry environment generally; changes in the law or in the policies and practices related to governmental and third party reimbursements; and a significant delay in the expected closing of the Merger.

Material United States Federal Income Tax Consequences

   THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR OEC STOCKHOLDER WHO IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS STOCKHOLDERS WHO ARE DEALERS IN SECURITIES, WHO ARE FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, WHO HOLD SHARES OF OEC STOCK AS PART OF A POSITION IN A "STRADDLE" OR AS PART OF A "HEDGING" TRANSACTION, WHO HAVE A "FUNCTIONAL CURRENCY" OTHER THAN THE

U.S. DOLLAR, WHO ARE FOREIGN PERSONS OR WHO ACQUIRED THEIR SHARES OF OEC STOCK THROUGH STOCK OPTION OR STOCK PURCHASE PROGRAMS OR OTHERWISE AS COMPENSATION. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION. OEC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN.

   THIS SUMMARY IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL DECISIONS AND ADMINISTRATIVE RULINGS AND PRACTICE IN EFFECT AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGE COULD BE APPLIED RETROACTIVELY AND COULD AFFECT THE ACCURACY OF THE STATEMENTS AND THE CONCLUSIONS DISCUSSED HEREIN AND THE TAX CONSEQUENCES OF THE MERGER TO GE, OEC, AND/OR THEIR STOCKHOLDERS.

   Neither GE nor OEC has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the Merger. However, as a condition to the consummation of the Merger OEC will receive an opinion from Holland & Hart LLP, and GE will receive an opinion from Gibson, Dunn & Crutcher LLP, substantially to the effect that for federal income tax purposes:

      (i) the Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and OEC, Sub and GE will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

       (ii) no gain or loss will be recognized by GE, Sub or OEC as a result of the Merger;

        (iii) no gain or loss will be recognized by the stockholders of OEC upon the exchange of their shares of OEC Common Stock for shares of GE Common Stock pursuant to the Merger, except with respect to any gain or loss attributable to cash received in lieu of fractional shares of GE Common Stock;

       (iv) the aggregate tax basis of the shares of GE Common Stock received solely in exchange for shares of OEC Common Stock pursuant to the Merger (including a fractional share of GE Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of OEC Common Stock exchanged therefor;

      (v) the holding period for shares of GE Common Stock received solely in exchange for such shares of OEC Common Stock pursuant to the Merger will include the period for which the OEC Common Stock surrendered in the Merger was considered to be held by the OEC stockholder, provided that such shares of OEC Common Stock were held as capital assets by the stockholder at the Effective Time;

       (vi) a stockholder of OEC who receives cash instead of a fractional share of GE Common Stock will generally recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

   With respect to cash payments received by OEC stockholders in lieu of a fractional share of GE Common Stock, certain noncorporate stockholders of OEC may be subject to backup withholding at a rate of 31% on such cash payments. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the Substitute Form W-9 included in the letter of transmittal to be delivered to holders of OEC Common Stock, or
(ii) is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

   The foregoing opinions of counsel will be subject to the limitations and qualifications referred to in this discussion, and will be conditioned upon the following assumptions:

  . The truth and accuracy at all relevant times of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii) in the representations from OEC, GE, Sub, and certain stockholders of OEC which are to be delivered to counsel and are substantially in the forms contained in Exhibits to the Merger Agreement and the Adviser Agreement (the "Tax Representation Letters"), and (iii) in all other instruments and documents related to GE and OEC that are relied upon by counsel for those opinions.

  . The performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof.

  . The accuracy of any representation or statement made "to the best of knowledge" or qualified in a similar manner.

  . The reporting of the Merger as a reorganization under Section 368(a) of the Code by GE and OEC in their respective federal income tax returns.

  . Other customary assumptions as to the accuracy and authenticity of documents provided to counsel.

   Opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service determines successfully that the Merger is not a reorganization within the meaning of Section 368(a) of the Code, OEC stockholders would be required to recognize gain or loss with respect to each share of OEC stock surrendered in the Merger in an amount equal to the difference between the tax basis in such share of stock and the fair market value of the GE Common Stock received in exchange therefor. In such event, an OEC stockholder's aggregate tax basis in the GE Common Stock received in the Merger would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

Appraisal Rights

   Under Delaware law, there are no rights of appraisal available in connection with the Merger.

                              THE MERGER AGREEMENT

   THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE IN ITS ENTIRETY AND ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX I. STOCKHOLDERS OF OEC ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

Certain Representations And Warranties

   The Merger Agreement contains certain representations and warranties by OEC relating to a number of matters, including: (i) the due organization, valid existence and good standing of OEC and its subsidiaries; (ii) the capital structure of OEC; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (iv) the absence of any conflict with OEC's or its subsidiaries' charters and bylaws, with any agreement of OEC or its subsidiaries (except as disclosed) or under any governmental order or law as a result of the execution of the Merger Agreement and related matters and that, subject to exceptions set forth in the Merger Agreement, no governmental filings and approvals will be necessary to effect the Merger; (v) the filing of documents and financial statements by OEC with the Commission and the accuracy of information contained therein; (vi) the accuracy of information supplied by OEC for the Registration Statement and this Proxy Statement/Prospectus; (vii) the absence of certain changes or events in OEC's business or condition (except as disclosed); (viii) OEC's possession of all permits and regulatory approvals necessary to conduct its business, the lack of violations by it or its subsidiaries under its charter and bylaws, under applicable laws and regulations, including those of the Food and Drug Administration, and under orders of governmental entities, and the absence of defaults under certain agreements; (ix) certain tax matters and the payment of taxes; (x) the absence of material pending or threatened litigation; (xi) certain compensation agreements; (xii) the absence of changes to, and the qualification, operation and liability under, employee benefit plans; (xiii) compliance with worker safety laws; (xiv) product development and the absence of certain liabilities;
(xv) labor matters; (xvi) ownership and validity of intellectual property rights; (xvii) the receipt of the opinion of OEC's financial advisor as to the fairness of the Merger Consideration; (xviii) the inapplicability of Section 203 of the DGCL to the transactions contemplated by the Merger Agreement; (xix) the vote required for approval of the Merger Agreement by stockholders of OEC;
(xx) the absence of actions that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code; (xxi) accounts receivable; (xxii) quality and quantity of inventories; (xxiii) environmental matters; (xxiv) relations with suppliers and distributors; (xxv) insurance policies maintained and the absence of defaults thereunder; (xxvi) the accuracy of information provided to GE; (xxvii) interested party transactions; (xxviii) title to and sufficiency of OEC's assets; (xxix) brokers and finders; and (xxx) Year 2000 compliance.

   The Merger Agreement also contains certain representations and warranties by GE and Sub relating to a number of matters, including: (i) the due organization, valid existence and good standing of GE and Sub; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (iii) the absence of any conflict with GE's or its subsidiaries' charters and bylaws, with any agreement of GE or its subsidiaries or under any governmental order or law as a result of the execution of the Merger Agreement and related matters and that, subject to exceptions set forth in the Merger Agreement, no governmental filings and approvals will be necessary to effect the Merger; (iv) that the GE Common Stock to be issued at the Effective Time will be duly authorized, fully paid, non assessable, validly issued and free of preemption rights; (v) the filing of documents and financial statements by GE with the Commission and the accuracy of information contained therein; (vi) the accuracy of information supplied by GE for the Registration Statement and this Proxy Statement/Prospectus; (vii) the absence of certain changes or events in GE's business or condition; (viii) the absence of actions that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code; (ix) the operations of Sub; and (x) the accuracy of representations made to OEC.

Certain Covenants And Agreements

   Conduct Of Business Of OEC. OEC has agreed, for itself and its subsidiaries, that, during the period from the date of the Merger Agreement and continuing until the Effective Time, it will carry on its business in the ordinary course of business as currently conducted and use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the foregoing, the Merger Agreement limits OEC's ability, without GE's prior written consent, to (and will cause its subsidiaries not to):

     (i)pay any dividends or otherwise make any payments to its stockholders; effect a stock split, combination or reclassification or authorize the issuance of any other securities in respect of shares of its capital stock; or acquire any shares of its capital stock or any rights to acquire any such shares;

     (ii)issue, sell or otherwise encumber capital stock or any related warrants or options;

     (iii)amend its charter or by-laws;

     (iv)acquire, merge or consolidate with, or purchase a substantial portion of the assets of any business organization;

     (v)sell, lease or otherwise dispose of any of its assets, other than sales of inventory in the ordinary course of business consistent with past practice;

     (vi)incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices and indebtedness between OEC and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries;

     (vii)alter the corporate structure or ownership of OEC or any subsidiary;

     (viii)enter into or amend any severance plan or employment agreement;

     (ix)increase the compensation payable to its directors, officers or employees or enter into or amend any employment agreement or collective bargaining agreement;

     (x)knowingly violate any applicable material law;

     (xi)make any change to accounting policies or procedures;

     (xii)take any position with respect to taxes that is inconsistent with positions taken in prior periods;

     (xiii)make any tax election or settle any material income tax liability;

     (xiv)commence any litigation or settle any material claims or litigation;

     (xv)enter into or amend any material agreement or contract, purchase any real property or agree to make any new capital expenditure in excess of $5 million;

     (xvi)discharge liabilities and obligations outside the ordinary course of business; or

     (xvii)authorize any of the foregoing.

   No Solicitation. Pursuant to the Merger Agreement, OEC has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative, to solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), enter into any agreement with respect to or approve or recommend any Takeover Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to OEC or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this covenant prohibits OEC or its directors from (i) complying with Rule 14e-2 of the Securities Exchange Act of 1934 with regard to a tender or exchange offer, or
(ii) referring a third party to this covenant or making a copy of this covenant available to any third party; and PROVIDED, FURTHER, that prior to the Special Meeting, if the OEC Board reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the OEC Board, as determined in good faith by a majority thereof after consultation with independent counsel (who may be OEC's regularly engaged independent counsel), OEC may, in response to an unsolicited request therefor, furnish information with respect to OEC and its subsidiaries to any person pursuant to a customary confidentiality statement (as determined by OEC's independent counsel) and withdraw or modify its recommendation of the Merger Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of OEC or any of its subsidiaries or any financial advisor, attorney or other advisor or representative of OEC or any of its subsidiaries, whether or not such person is purporting to act on behalf of OEC or any of its subsidiaries or otherwise, will be deemed to be a breach of this paragraph by OEC. "Takeover Proposal" means any proposal for a merger, tender offer or other business combination involving OEC or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of OEC or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and the Stock Option Agreement. "Superior Proposal" means a bona fide proposal made by a third party to acquire OEC pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the OEC Board determines, at a duly constituted meeting of the OEC Board or by unanimous written consent, in its reasonable good faith judgment to be more favorable to OEC's stockholders than the Merger (based on the advice of OEC's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of OEC's independent financial advisor), is reasonably capable of being obtained by such third party.

   OEC has agreed to advise GE in writing within 24 hours of

     (i) any Takeover Proposal or any expression of interest regarding a potential Takeover Proposal received by any officer or director of OEC or, to the knowledge of OEC, any financial advisor, attorney or other advisor or representative of OEC;

     (ii) the material terms of such Takeover Proposal (including a copy of any written proposal); and

     (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If OEC intends to furnish any person with any information with respect to any Takeover Proposal in accordance with the preceding paragraph, OEC will advise GE in writing of such intention not less than 48 hours in advance of providing such information.

   Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, OEC has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which OEC or any of is Subsidiaries is a party (other than involving GE), and to enforce such agreements to the fullest extent permitted under applicable law.

   Reorganization. During the period from the date of the Merger Agreement through the Effective Time, the parties have agreed not to take or fail to take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   Stock Option Plans. The parties have agreed that at the Effective Time, each OEC Stock Option outstanding immediately prior to the Effective Time will become and represent an option to purchase the number of shares of GE Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying the number of shares of OEC Common Stock subject to such OEC Stock Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of GE Common Stock, increased to the nearest whole cent, equal to the exercise price per share of OEC Common Stock subject to such OEC Stock Option immediately prior to the Effective Time divided by the Conversion Number. GE shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of GE Common Stock upon the exercise thereof. The "Conversion Number" means the number of shares of GE Common Stock into which each share of OEC Common Stock is converted as of the Effective Time, determined in accordance with the Merger Agreement. After the Effective Time, except as otherwise expressly provided in the Merger Agreement, each Substitute Option will be exercisable upon the same terms and conditions (including vesting schedules) as were applicable to the related OEC Stock Option immediately prior to the Effective Time. OEC will take all action necessary to implement the provisions of this paragraph, including amendment of the OEC Stock Option Plans, and to ensure that, after giving effect to the foregoing, no OEC Stock Option will be exercisable for OEC Common Stock following the Effective Time. OEC has agreed to take no action to accelerate or otherwise affect the exercisability of any OEC Stock Option, except as expressly provided in the immediately following paragraphs, or otherwise affect the exercise period thereof. As soon as reasonably practicable, and in no event later than 20 days after the Effective Time, GE has agreed to file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to GE Common Stock subject to all Substitute Options.

   Unvested OEC options held by any employee or director under the 1990 Stock Option Plan on the date of the Merger will vest but will lapse unless they are exercised within 30 days of the consummation of the Merger, in which event such option holders will receive shares of GE Common Stock. GE will offer holders of options under the 1990 Stock Option Plan the opportunity to waive their right to accelerate the vesting of their options and to substitute options of GE Common Stock for options of OEC Common Stock, subject to the vesting schedule (without acceleration for the merger) and other terms and conditions currently applicable to such options, but modified, as all substitute options will be, to include the provisions relating to termination of employment without cause.

   Prior to the Effective Time, OEC has agreed to take such action satisfactory to GE as shall be necessary to provide that upon the termination of employment of a holder of a Substitute Option by OEC without Cause (as defined below) or due to death or disability, each Substitute Option then held by such holder which is not then exercisable will become fully exercisable on the date of such termination of employment. For purposes of this paragraph, "Cause" means conviction of a criminal offense, theft, fraud, breach of trust or refusal to perform services reasonably assigned following notice and an opportunity to cure.

   Prior to the Effective Time, OEC has agreed that it will take such action satisfactory to GE as shall be necessary to provide that upon the cessation of service as a director of OEC by each person who is a non-employee director of OEC immediately prior to the Effective Time, each Substitute Option held by such person immediately following the Effective Time which is not then exercisable in accordance with its original vesting schedule will continue to become exercisable in accordance with such original vesting schedule as if the service of such director had not ceased.

   Real Estate Transfer and Gains Tax. OEC has agreed that OEC will pay any foreign, state or local tax which is attributable to the transfer of the beneficial ownership of OEC's or its subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. Each of OEC and GE has agreed to cooperate with the other in the filing of any Tax returns with respect to the Gains Taxes, if any, including supplying in a timely manner a complete list of all real property interests held by OEC and is subsidiaries and any information that is reasonably necessary to complete such returns if there are any Gains Taxes applicable. The portion of the consideration allocable to the real property of OEC and its subsidiaries shall be determined by GE in its reasonable discretion.

Indemnification; Directors' and Officers' Insurance.

   From and after the Effective Time, GE has agreed to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of OEC and of its subsidiaries to the same extent and in the same manner such persons were indemnified as of the date of the Merger Agreement by OEC pursuant to the DGCL, the OEC Charter, the OEC Bylaws or certain indemnity agreements for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby to the same extent and in the manner as such persons were indemnified as of the date of the Merger Agreement by OEC pursuant to the DGCL, the OEC Charter, the OEC Bylaws or such indemnity agreements).

   GE has also agreed to cause the Surviving Corporation to provide, for an aggregate period of not less than 3 years from the Effective Time, OEC's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to OEC's policy existing as of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of the last annual premiums paid prior to the date of the Merger Agreement (approximately $70,000), but in such case shall purchase as much coverage as possible for such amount.

   Under the terms of the Merger Agreement GE also agrees that, effective at the Effective Time, it will guarantee the obligations of the Surviving Corporation under the preceding two paragraphs.

Conditions Precedent to the Merger

   Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment of the following conditions:

     Stockholder Approval. Approval of the Merger Agreement by the requisite vote of stockholders of OEC in accordance with applicable law and the OEC Charter and the OEC Bylaws.

     Stock Exchange Listings. The authorization of the GE Common Stock issuable in the Merger for listing on the NYSE, subject to official notice of issuance.

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

     HSR and Other Approvals. The expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, and the obtaining, making or occurring of all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of restraining, prohibiting or restricting the Merger or any of the transactions contemplated by the Merger Agreement, or would have, individually or in the aggregate, a material adverse effect on GE (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

     Registration Statement. The effectiveness of the Registration Statement in accordance with the provisions of the Securities Act; the absence of any stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and the absence of any proceedings for that purpose having been initiated or, to the knowledge of GE or OEC, threatened by the Commission; and the receipt of all necessary state securities or blue sky authorizations (including state takeover approvals).

     No Order. The absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) having been enacted, issued, promulgated, enforced or entered by any court or other governmental entity having jurisdiction over OEC or GE, which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal.

   Conditions to Obligation of OEC to Effect the Merger. The obligation of OEC to effect the Merger shall be subject to the fulfillment of the following additional conditions:

     Performance of Obligations; Representations and Warranties. Each of GE and Sub having performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of GE and Sub contained in the Merger Agreement that is qualified by materiality being true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which will be true and correct as of such certain date) and each of the representations and warranties that is not so qualified being true and correct in all material respects on and as of the Effective Time as if made on and as of such date, OEC shall have received a certificate signed on behalf of each of GE and Sub by one of its officers to such effect.

     Tax Opinion. OEC having received an opinion of Holland & Hart LLP, counsel to OEC, in form and substance reasonably satisfactory to OEC, dated the Effective Time, substantially to the effect described in "THE MERGER-- Material Federal Income Tax Consequences".

     Material Adverse Change. There having been no material adverse change with respect to GE and its subsidiaries since the date of the Merger Agreement, and OEC having received a certificate signed on behalf of GE by an officer of GE to such effect.

     OEC Stock Option Plans. GE having taken all action required to be taken by it to implement the provisions described under "--Certain Covenants and Agreements--Stock Option Plans" above.

   Conditions to Obligations of GE and Sub to Effect the Merger. The obligations of GE and Sub to effect the Merger are subject to the fulfillment of the following additional conditions:

     Performance of Obligations; Representations and Warranties. OEC having performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of OEC contained in the Merger Agreement that is qualified by materiality being true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which will be true and correct as of such certain date) and each of the representations and warranties that is not so qualified being true and correct in all material respects on and as of the Effective Time as if made on and as of such date; PROVIDED, HOWEVER, that for the purpose of certain of OEC's representations and warranties made in the Merger Agreement relating to the period between the date of the Merger Agreement and the Effective Time, such representations and warranties (which have already been qualified by the disclosure of a potential temporary shortfall in net income associated with the introduction of the 9800 model product) shall only be deemed to not be true and correct if the aggregate effect of the matters as to which they are not true and correct would constitute a "Post Signing Material Adverse Change," as defined below. GE shall have received a certificate signed on behalf of OEC by its Chief Executive Officer and its Chief Financial Officer to such effect.

     Tax Opinion. GE having received an opinion of Gibson, Dunn & Crutcher, LLP special counsel to GE, in form and substance reasonably satisfactory to GE, dated the Effective Time, substantially to the effect set forth in "THE MERGER--Material Federal Income Tax Consequences".

     Consents. OEC having obtained the consent or approval of each person or governmental entity whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except where the failure to receive such consent would not have a material adverse effect.

     Affiliate Agreements. GE having received a signed agreement from any person who may be deemed to be an affiliate of OEC pursuant to Rule 145 under the Securities Act, stating that such affiliate will comply with Rules 144 and 145 under the Securities Act.

     Post Signing Material Adverse Change. There having been no "Post Signing Material Adverse Change" since the date of the Merger Agreement with respect to OEC since the date of the Merger Agreement, and GE having received a certificate signed on behalf of OEC by the Chief Executive Officer and the Chief Financial Officer of the OEC to such effect. A "Post Signing Material Adverse Change" means any adverse change or changes in the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations or the prospects of OEC and its subsidiaries, taken as a whole after the date of the Merger Agreement that are or could reasonably be expected (as far as can be foreseen at that time) to be adverse in an aggregate amount in excess of $35,000,000.

     OEC Stock Option Plans. OEC having taken all action required to be taken by it to implement the provisions described under "--Certain Covenants and Agreements--Stock Option Plans" above.

     Company Warrants. All of the OEC's Common Stock Warrants (the "Warrants") having been terminated or exercised, and the September 5, 1996 Registration Rights Agreement by and among OEC and the holders of the Warrants having been terminated.

Termination

   The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of OEC of the matters presented in connection with the Merger:

  (a) by the mutual written consent of GE and OEC;

  (b) by either GE or OEC if the other party has failed to comply in any material respects with its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination;

  (c) by either GE or OEC if there has been a breach by the other party (in the case of GE, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or a breach by the other party (in the case of GE, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 5 business days following receipt by the breaching party of written notice of the breach;

  (d) by GE or OEC if:

    . the Merger has not been effected on or prior to the close of business on May 7, 2000 or the date 75 days after the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated; PROVIDED, HOWEVER, that the right to terminate under this paragraph will not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

    . any court or other governmental entity having jurisdiction over a party to the Merger Agreement has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and nonappealable;

  (e) by GE or OEC if the stockholders of OEC do not approve the Merger Agreement at the Special Meeting or at any adjournment or postponement thereof;

  (f) by GE if

    . the OEC Board has not recommended, or has resolved not to recommend, or has qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of OEC and its stockholders, or has resolved to do so,

    . the OEC Board, in breach of the Merger Agreement, has recommended to the stockholders of OEC any Takeover Proposal or has resolved to do so, or

    . a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of OEC is commenced by a third party that not an affiliate of GE, and the OEC Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

  (g) by GE or OEC if OEC enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the OEC Board resolves to do so; PROVIDED, HOWEVER, that OEC may not terminate the Merger Agreement pursuant to this paragraph unless

    . OEC has delivered to GE a written notice of OEC's intent to enter into such an agreement to effect the Superior Proposal,

    . 48 hours have elapsed following delivery to GE of such written notice by OEC, and

    . during such 48 hour period OEC has fully cooperated with GE, including informing GE of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal, with the intent of enabling GE to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected; PROVIDED, FURTHER, that OEC may not terminate the Merger Agreement unless at the end of such 48 hour period the OEC Board continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by GE) and concurrently with such termination OEC pays to GE the amounts specified under "--Fees and Expenses" below;

  (h) by GE if there has been a Post Signing Material Adverse Change;

  (i) by OEC if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been terminated on or prior to May 7, 2000; or

  (j) by GE if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been terminated on or prior to August 7, 2000.

Fees and Expenses

   Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act) will be divided equally between GE and OEC.

   Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated

  (A) by OEC pursuant to clause (i) of paragraph (d) under "--Termination" above after receipt of a Superior Proposal,

  (B) by GE pursuant to paragraph (b), (c) or (f) under "--Termination" above, or

  (C) by GE or OEC pursuant to paragraph (e) under "--Termination" above (after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of paragraph (f) under "--Termination" above) or pursuant to paragraph
     (g) under "--Termination" above, then, in each case, OEC will (without prejudice to any other rights of GE against OEC) reimburse GE upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of GE or any affiliate of GE in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; PROVIDED HOWEVER, that in no event shall the amount paid pursuant to this paragraph in reimbursement of GE's out-of-pocket fees and expenses exceed $2 million and no such fees or expenses shall be reimbursed pursuant to this paragraph if a Termination Fee (as defined below) has been paid to GE.

   Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated:

  (A) by OEC pursuant to clause (i) of paragraph (d) under "--Termination" above after receipt of a Superior Proposal,

  (B) by GE pursuant to paragraph (b) or (f) under "--Termination" above, or

  (C) by GE pursuant to paragraph (c) under "--Termination" above or by GE or OEC pursuant to paragraph (e) under "--Termination" above in either case after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of paragraph (f) under "--Termination" above, and, in the case of (A),
     (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then OEC shall (in addition to any other obligation under the Merger Agreement and without prejudice to any other rights of GE against
     OEC) pay to GE the Termination Fee in cash, such payment to be made promptly, but in no event later than the second business day following the later to occur of such termination and such Third Party Acquisition Event.

   If the Merger Agreement is terminated by GE or OEC pursuant to paragraph (g) under "-- Termination" above, then OEC will pay to GE the Termination Fee in cash.

   "Termination Fee" means $15 million, PROVIDED, HOWEVER, that (i) such amount will be reduced to an amount not less than zero by subtracting from $15 million the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by GE under the Stock Option Agreement which is in excess of $10 million, and (ii) the total of the Termination Fee and any amount actually realized by GE under the Stock Option Agreement shall not exceed $25 million; PROVIDED FURTHER that if such fee shall be so reduced by an amount realizable by GE and thereafter the Stock Option Agreement shall terminate without receipt by GE of such amount, then an additional payment will be made to GE in such amount promptly following such termination.

   A "Third Party Acquisition Event" means any of the following events:

  (A) any Person (other than GE or its Affiliates and other than Forstmann-Leff Associates, Inc., FLA Advisers, L.L.C., FLA Asset management, Inc. and Stamford Advisers Corp., so long as the aggregate beneficial ownership of these four entities does not exceed 25%) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of OEC Common Stock;

  (B) any group (other than a group which includes or may reasonably be deemed to include GE or any of its Affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of OEC;

  (C) OEC enters into, or announces that it proposes to enter into, an Agreement, including, an Agreement in principle, providing for a merger or other business combination involving OEC or a significant subsidiary of OEC or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, OEC or a significant subsidiary (other than the transactions contemplated by the Merger Agreement);

  (D) any person (other than GE or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of OEC Common Stock which, together with all shares of OEC Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of OEC Common Stock; or

  (E) there is a public announcement with respect to a plan or intention by OEC to effect any of the foregoing transactions.

   Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated

  (i) by OEC pursuant to paragraph (b) or (c) under "--Termination" above, then GE will reimburse OEC upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of OEC or any affiliate of OEC in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; PROVIDED, HOWEVER, that (A) in no event shall the amount paid pursuant to this paragraph exceed $2 million and (B) none of OEC's out-of-pocket fees and expenses shall be reimbursed pursuant to this paragraph if OEC receives the full fee payable to it as a result of a termination of this Agreement pursuant to paragraph (h), (i) or (j) under "--Termination" above,

  (ii) by GE pursuant to paragraph (h) under "--Termination" above, GE shall pay to OEC $15 million in cash, such payment to be made no later than the second business day following such termination, or

  (iii) by OEC pursuant to paragraph (i) under "--Termination" above, or by GE pursuant to paragraph (j) under "--Termination" above, GE shall pay to OEC $10 million in cash, such payment to be made no later than the second business day following such termination.

Amendment; Waiver

   The Merger Agreement may be amended by the parties thereto at any time prior to the approval of the matters presented in connection with the Merger Agreement to the stockholders of OEC, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.

   Pursuant to the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any obligation or other act of the other parties to the Merger Agreement,
(ii) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement or condition contained in the Merger Agreement which may be legally waived. Any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                           THE STOCK OPTION AGREEMENT

   THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCK OPTION AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENT. STOCKHOLDERS OF OEC ARE URGED TO READ THE STOCK OPTION AGREEMENT IN ITS ENTIRETY.

   Concurrently with the execution of the Merger Agreement, in order to induce GE to enter into the Merger Agreement, GE and OEC entered into the Stock Option Agreement pursuant to which OEC granted to GE an option to purchase up to 2,243,346 shares (the "Optioned Shares") of OEC Common Stock (approximately 15.0% on a fully diluted basis after issuance, based on of the outstanding shares of OEC Common Stock as of August 7, 1999) at an exercise price of $36 per share (the "Exercise Price"), payable in cash.

   The Option is exercisable only if one or more of the following events occurs:

- (A) or any person, entity or group (collectively and singularly referred to as a "Person") (other than Forstmann-Leff Associates, Inc., FLA Advisers, L.L.C., FLA Asset Management, Inc. and Stamford Adviser Corp., so long as they beneficially own not more than 25%), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of OEC Common Stock;

- (B) any group is formed which beneficially owns 20% or more of the outstanding share of OEC Common Stock;

- (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding OEC Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of OEC, or other similar business combination involving OEC;

- (D) OEC enters into, or announces that it proposes to enter into, and agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving OEC or a significant subsidiary of OEC or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, OEC or a significant subsidiary (other than the transaction contemplated in the Merger Agreement);

- (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of OEC Common Stock which, together with all shares of OEC Common Stock beneficially owned by such Person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of OEC Common Stock; or

- (F) there is a public announcement with respect to a plan or intention by OEC to effect any of the foregoing transactions

   Additionally, GE may not exercise the Option if (a) GE or Sub has breached any of their material obligations under the Merger Agreement or (b) a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which invalidates the grant or prohibits the exercise of the Option is in effect (clauses (a) and (b) being collectively referred to as the "Option Conditions").

   GE's obligation to purchase the Optioned Shares following the exercise of the Option, and OEC's obligation to deliver the Optioned Shares, are subject to the conditions that (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect; (ii) the purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and (iii) all applicable waiting periods under the HSR Act have expired or been terminated.

   Prior to the termination of the Option, if a Put Event (as defined below) occurs, GE has the right, upon three business days' prior written notice to OEC, to require OEC to purchase the Option from GE (the "Put Right") at a cash purchase price (the "Put Price") equal to the lesser of (x) the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below); and (y) the difference found by subtracting any Termination Fee paid by OEC under the Merger Agreement from $25,000,000. "Put Event" means the occurrence on or after the date of the Stock Option Agreement of any of the following: (i) any person (other than GE or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of OEC Common Stock or (ii) OEC consummates a merger or other business combination involving OEC or a significant subsidiary of OEC or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, OEC or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). "Spread" means the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of OEC Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of OEC Common Stock beneficially owned by any person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of OEC Common Stock after the date of the Stock Option Agreement or (y) the average of the last reported sales prices quoted on NYSE of OEC Common Stock during the 5 trading days immediately preceding the written notice of exercise of the Put Right over
(ii) the Exercise Price.

   At any time after the termination of the Option and for a period of 90 days thereafter, OEC has the right, upon 3 business days' prior written notice, to repurchase from GE (the "Repurchase Right"), all (but not less than all) of the Optioned Shares acquired by OEC and with respect to which OEC then has beneficial ownership at a price per share equal to the greater of (i) the average of the last reported sales price quoted on NYSE of OEC Common Stock during the 5 trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to GE at the time of exercise of the Repurchase Right; PROVIDED, HOWEVER, that the aggregate price payable pursuant this paragraph shall not exceed $25,000,000 less any Termination Fee paid by OEC under the Merger Agreement.

   OEC shall deliver to GE all "Excess Compensation" realized upon the sale of any Optioned Shares. "Excess Compensation" shall mean the amount, if any, by which the sum of (i) the aggregate gross proceeds received upon the sale of any Optioned Shares, and (ii) any Termination Fee paid by OEC under the Merger Agreement, exceeds the sum of (x) $25,000,000, (y) the aggregate Exercise Price paid, and (z) any underwriters discount or selling commission incurred by GE in connection with the acquisition and disposition of the Optioned Shares.

   The Stock Option Agreement and the Option terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option will not terminate until 12 months after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by GE pursuant to paragraph (b), (c),
(f) or (h) under "THE MERGER AGREEMENT--Termination" above, (B) the Merger Agreement is terminated by GE or OEC pursuant to paragraph (e) or (g) under "THE MERGER AGREEMENT--Termination" above or (C) the Merger Agreement is terminated by OEC pursuant to clause (i) of paragraph (d) under "THE MERGER AGREEMENT--Termination" above after receipt of a Superior Proposal; PROVIDED, FURTHER, that the Stock Option Agreement will not terminate with respect to the preceding paragraph until 90 days after the termination of the Option pursuant to the foregoing proviso.

   The Option, which GE required that OEC grant as a condition to GE entering into the Merger Agreement, might increase the likelihood of consummation of the Merger by discouraging competing offers for OEC. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may, now or prior to the Effective Time, be interested in acquiring all of or a significant interest in OEC from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to stockholders of OEC that had a higher current market price than the shares of GE Common Stock to be received for each share of OEC Common Stock pursuant to the Merger Agreement.

                               ADVISER AGREEMENT

   THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE ADVISER AGREEMENT ENTERED INTO AMONG GE AND WILLIAM F. HARNISCH AND THE WFH FOUNDATION (COLLECTIVELY "HARNISCH"), AND FLA ADVISERS L.L.C. (THE "ADVISER"), A COPY OF WHICH IS ATTACHED HERETO AS ANNEX IV AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ADVISER AGREEMENT. STOCKHOLDERS OF OEC ARE URGED TO READ THE ADVISER AGREEMENT IN ITS ENTIRETY.

   Concurrently with the execution of the Merger Agreement, in order to induce GE to enter into the Merger Agreement, Adviser and Harnisch, having discretionary investment management authority, including the sole power to vote, 2,892,970 shares of OEC Common Stock (the "Subject Shares")
(approximately 22.8% of the outstanding shares of OEC Common Stock as of the Record Date), entered into the ADVISER AGREEMENT with GE.

Covenants

   The Adviser Agreement provides, among other things, that:

- (a) or Except as set forth in section (i) below, Adviser and Harnisch will attend the Special Meeting, in person or by proxy, and at the Special Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, they will vote (or cause to be voted or to act by consent) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement;

- (b) except as set forth in section (i) below, at any meeting of stockholders of OEC or at any adjournment thereof or in any other circumstances upon which Adviser's and Harnisch's vote, consent or other approval is sought, they will vote (or cause to be voted or to act by consent) the Subject Shares against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by OEC or any subsidiary thereof or any other Takeover Proposal or (B) any amendment of the OEC Certificate of Incorporation, as amended, or the OEC Bylaws or other proposal or transaction involving OEC or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of OEC;

- (c) except as set forth in section (i) below, Adviser and Harnisch will not, with certain exceptions, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively "Transfer") or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person except as follows: (A) in Transfers on the NYSE provided that during the term of the Adviser Agreement such transfers do not exceed an aggregate of 300,000 share of OEC Common Stock; (B) in Transfers not on the NYSE to any person who at the closing of such transaction would not be the beneficial owner or a member of a group which is the beneficial owner or of 5% or more of the outstanding shares of OEC Common Stock or an affiliate of one the following: Grenadier Fund; Jared Trading Ltd.; Triumph Fund LP; HH Managed Acct; Barnsville Ltd.; FLA Int'l Fund Ltd.; Tablo Corporation; Triumph Fund II LP; and Harnisch; and (C) in Transfers in which the transferee of the Subject Shares agrees to be bound by, and to acquire the Subject Shares subject to, the terms of the Adviser Agreement, including, without limitation, the Proxy granted thereby; PROVIDED, HOWEVER, that no Harnisch Shares may be sold pursuant to the exceptions provided in subsection (c)(i)(A), (c)(i)(B), or (c)(i)(C) of this paragraph, above, and (ii) except as set forth herein, not to enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agree not to commit or agree to take any of the foregoing actions;

- (d) except as set forth in section (i) below, Adviser and Harnisch will not, nor will either of them authorize any investment banker, attorney or other advisor or representative Adviser and Harnisch to directly or indirectly solicit, initiate or encourage the submission of any Takeover Proposal, or directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to OEC or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal;

- (e) except as set forth in section (i) below, Adviser and Harnisch will use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with GE in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger Agreement and the other transactions contemplated by the Merger Agreement;

- (f) except as set forth in section (i) below, Adviser and Harnisch will notify GE in writing of the nature and amount of any acquisition by Adviser and Harnisch of any voting securities of OEC acquired by Adviser and Harnisch after the date of the Adviser Agreement;

- (g) except as set forth in section (i) below, Adviser and Harnisch will not knowingly take or fail to take any action which would cause any of the representation and warranties made by set forth in the Tax Certificate attached to the Adviser Agreement to be untrue or incorrect;

- (h) except as set forth in section (i) below, Adviser and Harnisch revoke any and all prior proxies or powers of attorney in respect of any of Subject Shares and constitute and appoint Sub and GE, or any nominee of Sub and GE, or any of them, with full power of substitution and resubstitution, at any time during the term of the Adviser Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, for any and all purposes, including without limitation, to demand that the Secretary of OEC call a special meeting of the stockholders of OEC for the purpose of considering any matter referred to in sections (a) and
   (b) above, and to vote each of the Subject Shares as its proxy at every annual, special, adjourned or postponed meeting of the stockholders of OEC, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to OEC that Delaware law may permit or require as provided in sections (a) and (b) of the paragraph (except as set forth in section (i) below, the foregoing Proxy and power of attorney are irrevocable and couple with an interest throughout the term of the Adviser Agreement); and

- (i) notwithstanding anything to the contrary contained in this paragraph, if the OEC Board of Directors reasonably determines that a Takeover Proposal constitutes a Superior Proposal, and to the extent required by the fiduciary obligations of the OEC Board of Directors, as determined in good faith by a majority thereof after consultation with independent counsel (who may be OEC's regularly engaged independent counsel), OEC withdraws or modifies its recommendation of the Merger Agreement, Adviser shall have the rights to terminate its obligations under section (a) through (f) above and to revoke the Proxy to the extent required by its fiduciary obligations as determined in good faith.

Termination

   Adviser's and Harnisch's obligations under the Adviser Agreement terminate on the earlier to occur of (i) May 7, 2000, (ii) termination of the Merger Agreement pursuant to the provisions described in "THE MERGER AGREEMENT-- Termination" above and (iii) the Effective Time, and (iv) as to shares of OEC Common Stock held by a person as to which Adviser and any of its affiliates no longer have a discretionary investment management relationship, the date of the termination of the last of such relationships (a "Complete Termination"); PROVIDED, HOWEVER, that to the extent a Complete Termination does not take place, but rather only a portion of the investments of a client of the Adviser's are withdrawn from the discretionary investment management relationship, the obligations of the Adviser hereunder shall terminate only as to those shares of OEC Common Stock withdrawn or sold to permit such withdrawal and only if the portion of such client's shares of OEC Common Stock that is sold or withdrawn is an amount which is proportionate to the portion of the client's total investments with Adviser that are being sold or withdrawn.

                               REGULATORY MATTERS

   Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting periods have been terminated or have expired. OEC and GE each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 23 and 24, 1999. On September 24, 1999, OEC and GE received notification from the DOJ that the waiting period had expired and that the DOJ would not be requesting additional information with respect to the Merger. The agency has the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

   GE has also made or expects to make filings with regulatory authorities pursuant to antitrust laws in countries where such filing is required. It is currently anticipated that necessary clearances under these laws will be obtained prior to the Special Meeting.

   GE and OEC are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the Merger, other than compliance with the HSR Act, the foreign laws mentioned above and applicable federal and state securities and corporate laws.

   In August, both OEC and GE received letters from the Chicago Board Options Exchange (the "CBOE") requesting a chronology of events leading up to the August 9, 1999 announcement of the Merger. Both parties have complied with this request, based on their respective investigations of the facts, in confidential letters to the CBOE.

          COMPARISON OF RIGHTS OF OEC STOCKHOLDERS AND GE STOCKHOLDERS

   THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE DGCL, OEC'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE "OEC CHARTER"), OEC'S AMENDED AND RESTATED BY-LAWS (THE "OEC BYLAWS"), GE'S CERTIFICATE OF INCORPORATION, AS AMENDED (THE "GE CHARTER") AND GE'S BY-LAWS, AS AMENDED (THE "GE BYLAWS"), ARE BRIEF SUMMARIES THEREOF AND DO NOT PURPORT TO BE COMPLETE; SUCH STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE SUBJECT TO THE DETAILED PROVISIONS OF THE NYBCL, DGCL, THE OEC CHARTER, THE OEC BYLAWS, THE GE CHARTER AND THE GE BYLAWS. SEE "WHERE YOU CAN FIND MORE INFORMATION."

   Upon consummation of the Merger and delivery of their OEC Certificates to the Exchange Agent, stockholders of OEC will become stockholders of GE. Since GE is a New York corporation, the rights of the stockholders of GE are governed by the applicable laws of the State of New York, including the NYBCL, and by the GE Charter and the GE Bylaws. Since OEC is a Delaware corporation, the rights of the stockholders of OEC are governed by the applicable laws of the State of Delaware, including the DGCL, and by the OEC Charter and the OEC Bylaws.

   While there are similarities between the NYBCL and the DGCL as well as between the charters and bylaws of GE and OEC, a number of differences do exist. The following is a summary of certain differences between the current rights of GE stockholders and OEC stockholders under the NYBCL and the DGCL, respectively, and under the respective charters and bylaws of GE and OEC.

Authorized Capital Stock

   The authorized capital stock of GE currently consists of 4,450,000,000 shares of capital stock, consisting of (i) 4,400,000,000 shares of GE Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

   The authorized capital stock of OEC currently consists of 32,000,000 shares of capital stock, consisting of (i) 30,000,000 shares of common Stock and (ii) 2,000,000 shares of preferred stock, par value $.01 per share.

Stockholder Voting Rights

   Under the NYBCL, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by statute, the articles of incorporation or by-laws, if a quorum exists action on any matter generally is approved by the stockholders if the votes cast favoring the action exceed the votes cast opposing the action. Under the DGCL, by contrast, unless a greater vote is required by the DGCL, the certificate of incorporation or the by-laws, the stockholder vote to approve a matter generally is the affirmative vote of the majority of shares present in person or by proxy and entitled to vote. Under both the DGCL and the NYBCL, unless otherwise provided in the certificate or articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote.

   Neither GE Common Stock nor OEC Common Stock is divided into classes and each entitles holders thereof to one vote for each share on each matter upon which stockholders have the right to vote.

   The NYBCL requires that, for corporations in existence on February 22, 1998 whose certificates of incorporation do not expressly provide otherwise, the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote is required in order to authorize a merger, consolidation, dissolution or disposition of substantially all of the corporation's assets. The GE Charter does not expressly provide otherwise.

   The DGCL, however, requires the affirmative vote of a MAJORITY of the outstanding shares entitled to vote to authorize a merger, consolidation, dissolution or a sale, lease or exchange of substantially all of the corporation's assets, except that, unless required by the certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger, and (iii) either no shares of common stock are to be issued or delivered in the merger or the number of shares of the surviving corporation to be issued or delivered under the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The DGCL also permits certain holding company mergers to be effected without stockholder approval unless the corporation's certificate of merger specifically requires such approval.

   The NYBCL requires that any amendment to the certificate of incorporation specifying a vote requirement for the transaction of specified items of business, which vote requirement is higher than that otherwise required by law, must be authorized by a two-thirds vote of all outstanding shares entitled to vote thereon and present at a meeting.

   The GE Charter may be amended if the amendment is approved by a majority vote of the Board of Directors of GE (the "GE Board") and the affirmative vote of at least a majority of outstanding shares of GE Common Stock. The GE Charter confers the power to amend or repeal the GE Bylaws upon the GE Board, except that the GE Board does not have the authority to amend or repeal any bylaw which is adopted by the GE stockholders after April 20, 1948, unless such authority is granted to the GE Board by the specific provisions of a bylaw adopted by the GE stockholders. The GE Bylaws also may be altered, amended or repealed, at any time, in the manner provided in the GE Charter.

   The OEC Charter may be amended if the amendment is approved by the OEC Board and the affirmative vote of at least a majority of outstanding shares, except that the affirmative vote of two-thirds of the outstanding shares is required to amend provisions of the OEC Charter relating to the number and removal of directors, indemnification of directors and limitations on liability of directors for monetary damages, unless such an amendment has been approved by two-thirds of the OEC Board. Under the DGCL and the OEC Charter, the OEC Bylaws may be altered, amended or repealed or new bylaws may be adopted by the OEC Board or by the affirmative vote of a majority of the outstanding shares at any annual or special meeting of the stockholders, if notice of such alteration, amendment, repeal or adoption is contained in the notice of such meeting or waiver of notice; PROVIDED that the section of the OEC Bylaws concerning an increase or reduction in the number of directors and the indemnification of officers, directors, employees and agents may only be amended, repealed, altered or rescinded by the OEC Board if approved by a resolution adopted by the affirmative vote of not less than two-thirds of the directors, or by the stockholders if approved by two-thirds of the outstanding shares. Bylaws adopted by the OEC Board may be amended or repealed by the stockholders of OEC.

Special Meetings of Stockholders; Consent to Actions of Stockholders in Lieu of Meeting

   Special Meetings. Under both the NYBCL and the DGCL, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate or articles of incorporation or bylaws.

   The GE Bylaws provide that special meetings of stockholders may be called by the GE Board, or by the written request of stockholders holding 40% of the then issued stock of GE.

   The OEC Charter provides that special meetings of the stockholders of OEC may be called at any time at the written request of a majority of the Board or holders of not less than 33-1/3% of all outstanding shares of OEC, and that stockholders are entitled to 60 days notice of any special meeting.

   Consent of Stockholders in Lieu of Meeting. The NYBCL requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of stockholders, if such action is taken without a meeting, unless otherwise provided in the corporation's charter or bylaws. Neither the GE Charter nor the GE Bylaws contains any provision with respect to actions by stockholders by written consent.

   Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock of not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voting.

   The OEC Charter provides that no action shall be taken by stockholders except at an annual or special meeting, and that no action shall be taken by written consent.

Business Combinations

   The NYBCL generally prohibits a resident domestic corporation (as that term is defined in the NYBCL) from engaging in a business combination with an "interested stockholder" (the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the stockholder acquired the stock in such resident domestic corporation, unless certain conditions are met.

   The resident domestic corporation may engage in a business combination with the interested stockholder within the five-year period if the interested stockholder's stock purchase was approved by the corporation's board of directors prior to the purchase. The business combination is also permitted if any of the following criteria are met: (1) the business combination was approved by the board of directors prior to the interested stockholder's stock acquisition date; (2) the combination was approved by the majority of disinterested stockholders at a meeting called no earlier than five years after the interested stockholder's stock acquisition date; or (3) the price paid to all the stockholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested stockholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made.

   The DGCL states that a corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time such stockholder became an interested stockholder. Generally, under the DGCL, an "interested stockholder" means any person who is the owner of 15% or more of the outstanding voting stock of the corporation. Business combinations are permitted within the three-year period if, prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination within the three year period or the transaction which resulted in the stockholder becoming an interested stockholder. The DGCL also allows business combinations if (i) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding shares owned by directors, officers and certain employee stock plans) or (ii) at or subsequent to the time on which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at a stockholders' meeting by two-thirds of the disinterested stockholders holding outstanding voting stock.

Business Conducted at Stockholders' Meetings

   Under both the NYBCL and the DGCL, the business permitted to be conducted at any special meeting of stockholders is limited to the matters stated in the notice of meeting of stockholders.

Dividends

   Under both the NYBCL and the DCGL, a corporation may pay dividends out of surplus.

Dissenters' Appraisal Rights

   The NYBCL provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting stockholder has the right to receive payment of the fair value of such stockholder's shares if such stockholder objects to: (i) mergers; (ii) consolidations; (iii) dispositions of assets requiring stockholder approval; (iv) certain share exchanges; or (v) certain amendments to the certificate of incorporation which adversely affect the rights of such stockholder.

   Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Such stockholders are entitled to such appraisal rights unless the shares of stock (or depositary receipts in respect thereof) held by the stockholder are either (i) listed on a national securities exchange or designated as a national market system security of an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. Except for certain parent-subsidiary "short form" mergers under the DGCL, no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the DGCL. Regardless of the foregoing, appraisal rights are available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except
(i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation or depositary receipts in respect thereof, which shares of stock or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in the foregoing clauses (i), (ii) and (iii).

Warrants or Options

   The NYBCL requires the approval of the holders of a majority of the votes cast for the issuance of any rights or options to directors, officers or other employees or for a plan to issue such rights or options.

   The DGCL provides that rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors.

Number and Term of Directors

   Under the NYBCL, the number of directors may be fixed by the bylaws or by action of the stockholders or of the board of directors under the specific provisions of a bylaw adopted by the stockholders. The number of directors may be increased or decreased by amendment of the bylaws or by action of the stockholders or of the board of directors under the specific provisions of a bylaw adopted by the stockholders; PROVIDED that, if the board of directors is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw adopted by the stockholders, such amendment or action shall require the vote of a majority of the entire board of directors.

   The DGCL permits the board of directors to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon an amendment of the certificate.

   The GE Charter provides that the GE Board may not consist of less than 10 directors, the exact number to be determined pursuant to the procedures set forth in the GE Bylaws. The GE Bylaws provide that the exact number of directors will be determined by a vote of the majority of the entire GE Board, except that the number of directors for any year will be fixed by the stockholders of GE at any annual statutory meeting of the stockholders by a majority vote of the outstanding shares entitled to vote thereon. Directors of GE hold office until the next statutory meeting of the stockholders and until their successors are duly elected and have qualified. The number of directors of GE is currently fixed at 15.

   The OEC Charter provides that the number of directors shall be fixed by a bylaw or an amendment thereof adopted by the OEC Board and the OEC Bylaws provide that the exact number of directors will be determined by Resolution of the OEC Board or by the OEC stockholders at any annual statutory meeting of the stockholders by a majority vote of the outstanding shares. Directors of OEC hold office until the next meeting of the stockholders and until their successors are duly elected and have qualified. The number of directors of OEC is currently fixed at 6.

Election of Directors

   Under the NYBCL, except as otherwise provided in the certificate of incorporation, directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

   Under the DGCL, except as otherwise provided in the certificate of incorporation or bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election of directors.

   The GE Bylaws provide that directors of GE shall be elected each year at the annual statutory meeting of the stockholders of GE, and that any vacancy occurring in the GE Board of Directors may be filled for the unexpired term by the GE Board of Directors. Neither the GE Charter nor the GE Bylaws allows cumulative voting for the election of directors.

   The OEC Charter provides that the number of directors shall be fixed by a bylaw or an amendment thereof adopted by the OEC Board, and the OEC Bylaws provide that directors of OEC hold office until his or her successor has been elected and qualified. Any vacancy may be filled by the OEC Board by the affirmative vote of the majority of the directors then in office, even if less than a quorum. Neither the OEC Charter nor the OEC Bylaws provides for cumulative voting in the election of directors.

Classification of the Board of Directors

   The NYBCL provides that a corporation's certificate of incorporation or bylaws may provide that the directors be divided into either two, three or four classes; PROVIDED that all classes will be as nearly equal in number as possible, and no class may include less than three directors. The DGCL provides that a corporation's Board of Directors may be divided into up to three classes with staggered terms of office with no requirement as to minimum number of directors in each class. Neither the GE Charter nor the OEC Charter contains a classified board provision.

Removal of Directors

   The NYBCL provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or bylaws of the corporation provide, without cause by vote of the stockholders.

   Under the DGCL, a director of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at a meeting for the election of directors. If a corporation has a classified board, the DGCL provides that directors may be removed only for cause, unless the certificate of incorporation otherwise provides.

   Neither the GE Charter nor the GE Bylaws provides for removal of GE directors. Consequently, GE directors may be removed only for cause by vote of the stockholders of GE.

   The OEC Charter provides that directors of OEC may be removed with or without cause upon the vote of not less than two-thirds of the outstanding shares.

Indemnification

   Both the DGCL and the NYBCL allow a corporation to indemnify a director or officer for certain expenses, liabilities and other amounts incurred by such person in connection with legal proceedings. Both statutes require that, prior to making any such indemnification, a determination must be made by a quorum of disinterested directors (or, in the case of the DCGL, a committee thereof), an independent legal counsel or by the company's stockholders that such person has met the applicable statutory standard of conduct. Both the DCGL and the NYBCL limit the corporation's ability to provide indemnification in connection with legal proceedings brought by or in the right of the corporation. Both statutes allow for the advance payment of expenses prior to the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the company.

   The NYBCL and the DGCL differ with respect to the indemnification and advance payment of attorneys' expenses. The DGCL refers expressly to administrative and investigative proceedings while the NYBCL does not, and the DGCL expressly provides for indemnification of expenses "including attorneys' fees," while the NYBCL refers to indemnification of attorneys' fees only in the context of indemnification by court action.

   The GE Charter provides that a person who is or was a director of GE will have no personal liability to GE or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the NYBCL. The GE Bylaws provide that GE shall, to the fullest extent permitted by applicable law, indemnify any person who is or was or has agreed to become a director of GE against damages; PROVIDED that no indemnification shall be provided to any person if a judgment or other final adjudication adverse to the director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

   The OEC Charter and the OEC Bylaws provide that OEC will, to the fullest extent permitted by the DGCL, indemnify any and all persons whom it shall have the power to indemnify under the DGCL from and against all expenses, liabilities or other matters referred to and covered by the DGCL. The OEC Charter also provides that no director shall be personally liable for breach of fiduciary duty, except for liability (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith, intentional misconduct or a knowing violation of the law, (iii) unlawful dividend, stock purchase or stock redemption, or (iv) any transaction from which the director derived any improper personal benefit.

Transactions with Interested Directors

   Generally, under the NYBCL and DGCL, a contract or transaction between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or officers, or have a financial interest, is not void or voidable solely because of such relationship or interest, if any of the following is true: (i) the material facts of the contract or transaction and the director's interest are disclosed or known to the board of directors or a committee of the board of directors and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors (even though less than a quorum, or, under the NYBCL, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; (ii) the material facts of the transaction and the director's interest are disclosed or known to stockholders entitled to vote thereon, and such contract or transaction is approved in good faith by a vote of such stockholders; or (iii) the contract or transaction is fair to the corporation as of the time it was approved by the board, a committee or the stockholders.

                       DESCRIPTION OF GE'S CAPITAL STOCK

   SET FORTH BELOW IS A DESCRIPTION OF THE GE COMMON STOCK. THE FOLLOWING STATEMENTS ARE BRIEF SUMMARIES OF, AND ARE SUBJECT TO THE DETAILED PROVISIONS OF, THE GE CHARTER, THE GE BYLAWS AND THE RELEVANT PROVISIONS OF THE NYBCL. SEE "WHERE YOU CAN FIND MORE INFORMATION."

   GE currently is authorized to issue up to 4,400,000,000 shares of Common Stock, par value $.16 per share ("GE Common Stock"). GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but has not issued any such shares. If such shares are issued, GE's Board of Directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

   Dividends may be paid on the GE Common Stock out of funds legally available therefor, when and if declared by the GE's Board of Directors.

   Holders of the GE Common Stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of the GE Common Stock entitles the holder thereof to one vote at all meetings of share owners, and such votes are noncumulative. The GE Common Stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

                                 LEGAL MATTERS

   The legality of the GE Common Stock offered hereby will be passed upon for GE by Robert E. Healing, Corporate Counsel of GE. Gibson, Dunn & Crutcher LLP, counsel to GE, and Holland & Hart LLP, counsel to OEC, will deliver opinions concerning the federal income tax consequences of the Merger.

                                    EXPERTS

   The consolidated financial statements of OEC as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 incorporated in this Proxy Statement/Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998. GE's Annual Report on Form 10-K includes these financial statements and the auditor's report. This Prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   OEC and GE file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by GE or OEC at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Commission filings of GE and OEC are also available to the public from commercial document retrieval services. The website maintained by the Commission is "http://www.sec.gov". You may also access the Commission filings of GE and OEC through the websites maintained by GE and OEC, which are "http://www.ge.com" and "http://www.oecmed.com".

   GE has filed with the Commission a Registration Statement on Form S-4 to register the GE Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of GE in addition to being a proxy statement of OEC for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

   The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that GE and OEC have previously filed with the Commission. These documents contain important information about GE and OEC and their finances.

GE Commission Filings (FILE
NO. 1-00035)                                        Period
---------------------------     -----------------------------------------------
Annual Report on Form 10-K      Year ended December 31, 1998
Quarterly Reports on Form 10-Q  Quarters ended March 31, 1999 and June 30, 1999
OEC Commission Filings (FILE
NO. 0-18724)                                        Period
----------------------------    -----------------------------------------------
Annual Report on Form 10-K      Year ended December 31, 1998
Quarterly Reports on Form 10-Q  Quarters ended March 31, 1999 and June 30, 1999

   GE and OEC also hereby incorporate by reference all additional documents that GE and OEC file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy
Statement/Prospectus and the date of the Special Meeting.

   If you are a stockholder of GE or OEC, GE and OEC may have sent you some of the documents incorporated by reference, but you can obtain any of them through GE, OEC or the Commission. Documents incorporated by reference are available from GE or OEC without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

   General Electric Company                  OEC Medical Systems, Inc.
   Attention: Secretary                      Attention: Secretary
   3135 Easton Turnpike                      384 Wright Brothers Drive
   Fairfield, Connecticut 06431-0001         Salt Lake City, Utah 84116
   (203) 373-2816                            (801) 328-9300

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM GE OR OEC, PLEASE DO SO BY NOVEMBER 22, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

   The Board of Directors of OEC does not intend to bring any other matters, and does not know of any other matters to be brought, before the Special Meeting.

   THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OEC OR GE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

   YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. NEITHER GE NOR OEC HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO OEC AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY OEC, AND ALL INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GE AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY GE. NEITHER GE NOR OEC WARRANTS THE ACCURACY OF INFORMATION RELATING TO THE OTHER PARTY. THIS PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 1, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF GE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

Defined Term                                                         Page Number
------------                                                         -----------
Adviser Agreement...................................................      13
Average GE Share Price..............................................       2
Certificates........................................................      25
Closing Date........................................................      23
Code................................................................      25
Commission..........................................................       8
Conversion Number...................................................      31
D&O Insurance.......................................................      32
DCF.................................................................      19
DGCL................................................................      25
DOJ.................................................................       5
Effective Time......................................................      23
Exchange Act........................................................      25
Exchange Agent......................................................      24
Exercise Price......................................................      38
FTC.................................................................       5
GAAP................................................................       8
GE..................................................................      11
GE Board............................................................      43
GE Bylaws...........................................................      46
GE Charter..........................................................      43
GE Common Stock.....................................................      48
Merger..............................................................      13
Merger Agreement....................................................      13
Merger Consideration................................................      23
NASD................................................................      14
NYBCL...............................................................      25
NYSE................................................................      11
OEC.................................................................      13
OEC Board...........................................................      13
OEC Bylaws..........................................................      42
OEC Charter.........................................................      42
Option Conditions...................................................      39
Optioned Shares.....................................................      38
Put Event...........................................................      39
Put Price...........................................................      39
Put Right...........................................................      39
Repurchase Right....................................................      39
Retention Agreements................................................      23
Retention Bonus Payment.............................................      23
Special Meeting.....................................................      13
Spread..............................................................      39
Subject Shares......................................................      40
Substitute Option...................................................      22
Superior Proposal...................................................      30
Surviving Corporation...............................................      23
Takeover Proposal...................................................      30
Termination Fee.....................................................      36
Third Party Acquisition Event.......................................      37
Transfer............................................................      40
Valuation Period....................................................      24

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           GENERAL ELECTRIC COMPANY,

                               RUBY MERGER CORP.

                                      AND

                           OEC MEDICAL SYSTEMS, INC.

                           Dated as of August 7, 1999

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                                                           Page
                                                                           ----
ARTICLE I THE MERGER......................................................   1
  Section 1.1 The Merger..................................................   1
  Section 1.2 Effective Time..............................................   2
  Section 1.3 Effects of the Merger.......................................   2
  Section 1.4 Charter and Bylaws; Directors and Officers..................   2
  Section 1.5 Conversion of Securities....................................   2
  Section 1.6 Parent to Make Certificates Available.......................   3
  Section 1.7 Dividends; Transfer Taxes; Withholding......................   3
  Section 1.8 No Fractional Securities....................................   4
  Section 1.9 Return of Exchange Fund.....................................   4
  Section 1.10 No Further Ownership Rights in Company Common Stock........   4
  Section 1.11 Closing of Company Transfer Books..........................   4
  Section 1.12 Lost Certificates..........................................   4
  Section 1.13 Further Assurances.........................................   5
  Section 1.14 Closing....................................................   5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...............   5
  Section 2.1 Organization, Standing and Power............................   5
  Section 2.2 Authority...................................................   5
  Section 2.3 Consents and Approvals; No Violation........................   6
  Section 2.4 Parent Common Stock to be Issued in the Merger..............   7
  Section 2.5 SEC Documents and Other Reports.............................   7
  Section 2.6 Registration Statement and Proxy Statement..................   7
  Section 2.7 Absence of Certain Changes or Events........................   7
  Section 2.8 Reorganization..............................................   7
  Section 2.9 Operations of Sub...........................................   8
  Section 2.10 Accuracy of Representations................................   8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   8
  Section 3.1 Organization, Standing and Power............................   8
  Section 3.2 Capital Structure...........................................   8
  Section 3.3 Authority...................................................   9
  Section 3.4 Consents and Approvals; No Violation........................  10
  Section 3.5 SEC Documents and Other Reports.............................  10
  Section 3.6 Registration Statement and Proxy Statement..................  11
  Section 3.7 Absence of Certain Changes or Events........................  11
  Section 3.8 Permits and Compliance......................................  11
  Section 3.9 Tax Matters.................................................  13
  Section 3.10 Actions and Proceedings....................................  13
  Section 3.11 Certain Agreements.........................................  14
  Section 3.12 ERISA......................................................  14
  Section 3.13 Compliance with Worker Safety Laws.........................  16
  Section 3.14 Liabilities; Products......................................  16
  Section 3.15 Labor Matters..............................................  17
  Section 3.16 Intellectual Property......................................  17
  Section 3.17 Opinion of Financial Advisor...............................  18
  Section 3.18 State Takeover Statutes....................................  18
  Section 3.19 Required Vote of Company Shareholders......................  18
  Section 3.20 Reorganization.............................................  18
  Section 3.21 Accounts Receivable........................................  18

                                                                          Page
                                                                          ----
  Section 3.22 Inventories...............................................  18
  Section 3.23 Environmental Matters.....................................  19
  Section 3.24 Suppliers and Distributors................................  20
  Section 3.25 Insurance.................................................  20
  Section 3.26 Accuracy of Information...................................  20
  Section 3.27 Transactions with Affiliates..............................  20
  Section 3.28 Title to and Sufficiency of Assets........................  21
  Section 3.29 Brokers...................................................  21
  Section 3.30 Year 2000.................................................  21
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.....................  22
  Section 4.1 Conduct of Business by the Company Pending the Merger......  22
  Section 4.2 No Solicitation............................................  23
  Section 4.3 Third Party Standstill Agreements..........................  24
  Section 4.4 Reorganization.............................................  25
ARTICLE V ADDITIONAL AGREEMENTS..........................................  25
  Section 5.1 Shareholder Meeting........................................  25
  Section 5.2 Preparation of the Registration Statement and the Proxy
   Statement.............................................................  25
  Section 5.3 Access to Information......................................  25
  Section 5.4 Rule 145 Letters...........................................  26
  Section 5.5 Stock Exchange Listings....................................  26
  Section 5.6 Fees and Expenses..........................................  26
  Section 5.7 Company Stock Options......................................  28
  Section 5.8 Reasonable Best Efforts....................................  28
  Section 5.9 Public Announcements.......................................  29
  Section 5.10 Real Estate Transfer and Gains Tax........................  29
  Section 5.11 State Takeover Laws.......................................  29
  Section 5.12 Indemnification; Directors and Officers Insurance.........  30
  Section 5.13 Notification of Certain Matters...........................  30
  Section 5.14 Suspension of Employee Incentive Stock Acquisition Plan...  30
ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER............................  30
  Section 6.1 Conditions to Each Party's Obligation to Effect the
   Merger................................................................  30
  Section 6.2 Conditions to Obligation of the Company to Effect the
   Merger................................................................  31
  Section 6.3 Conditions to Obligations of Parent and Sub to Effect the
   Merger................................................................  32
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................  34
  Section 7.1 Termination................................................  34
  Section 7.2 Effect of Termination......................................  35
  Section 7.3 Amendment..................................................  35
  Section 7.4 Waiver.....................................................  35
ARTICLE VIII GENERAL PROVISIONS..........................................  36
  Section 8.1 Non-Survival of Representations and Warranties.............  36
  Section 8.2 Notices....................................................  36
  Section 8.3 Interpretation.............................................  37
  Section 8.4 Counterparts...............................................  37
  Section 8.5 Entire Agreement; No Third-Party Beneficiaries.............  37
  Section 8.6 Governing Law..............................................  37
  Section 8.7 Assignment.................................................  37
  Section 8.8 Severability...............................................  37
  Section 8.9 Enforcement of this Agreement..............................  37
  Section 8.10 Defined Terms.............................................  38

                                LIST OF EXHIBITS

                                                                     Description
                                                                     -----------
Exhibit A...........................................................   Recital C
Exhibit B...........................................................   Recital C
Exhibit C........................................................... Section 1.4
Exhibit D........................................................... Section 5.4

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of August 7, 1999 (this "Agreement"), among General Electric Company, a New York corporation ("Parent"), Ruby Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and OEC Medical Systems, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                   RECITALS:

   A. The respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the "Merger"), and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement;

   B. The respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders;

   C. In order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") in the form of the attached Exhibit A and (ii) Parent and one of the shareholders of the Company are entering into the Adviser Agreement dated as of the date hereof (the "Adviser Agreement") in the form of the attached Exhibit B; and

   D. For federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the

Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

   Section 1.2 Effective Time. The Merger shall become effective when the certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for filing or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.14).

   Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

   Section 1.4 Charter and By-laws; Directors and Officers. (a) The Certificate of Incorporation of the Company in effect at the Effective Time will be amended in its entirety at the Effective time to read as set forth in Exhibit C hereto and shall be the Certificate of Incorporation of Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of Sub in effect at the Effective Time will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

     (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Common Stock, par value $0.01 per share of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive the number of shares of Parent Common Stock determined by dividing $36.00 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "Merger Consideration"); provided, however, that if between the first day of the Valuation Period (as defined below) and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Average Parent Share Price" means the average of the daily volume-weighted sales prices per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for each of the 10 consecutive trading days ending on the trading day which is five days prior to the Closing Date (the "Valuation Period"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

   Section 1.6 Parent to Make Certificates Available. (a) Exchange of Certificates. Parent shall authorize a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

   (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

   Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

   Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Parent Share Price by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

   Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   Section 1.10 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

   Section 1.11 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

   Section 1.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

   Section 1.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

   Section 1.14 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson Dunn & Crutcher, LLP, Suite 4100, 1801 California Street, Denver, CO 80202, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (the "Closing Date") or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                Representations and Warranties of Parent and Sub

   Parent and Sub represent and warrant to the Company as follows:

   Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "Material Adverse Effect" means, when used with respect to Parent, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations or the prospects of Parent and its Subsidiaries, taken as a whole.

   Section 2.2 Authority. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement and the Adviser Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement and the Adviser Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Parent and Sub, subject to the filing of an appropriate Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub, the Stock Option Agreement and the Adviser Agreement has been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Adviser Agreement by the shareholder of the Company that is a party thereto and the validity and binding effect hereof and thereof on the Company and such shareholder) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms and the Stock Option Agreement and the Adviser Agreement constitute the valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") has been duly authorized by Parent's Board of Directors.

   Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.3 have been obtained and all filings and obligations described in this
Section 2.3 have been made, and except as set forth in Section 2.3 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), the execution and delivery of this Agreement, the Stock Option Agreement and the Adviser Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-laws of Parent, each as amended to date,
(ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Adviser Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Adviser Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Adviser Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, the Stock Option Agreement or the Adviser Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.10, (vi) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Adviser Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

   Section 2.4 Parent Common Stock to be Issued in the Merger. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

   Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in Section 2.5 of the Parent Letter, disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements.

   Section 2.6 Registration Statement and Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Adviser Meeting (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

   Section 2.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 1998, there has been no event causing a Material Adverse Effect on Parent, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

   Section 2.8 Reorganization. To the actual knowledge of the Vice President and Senior Counsel, Taxes of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   Section 2.9 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   Section 2.10 Accuracy of Representations. Neither this Agreement nor any other document provided by Parent or Sub or any of their respective employees or agents to the Company in connection with the transactions contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE III

                 Representations and Warranties of the Company

   The Company represents and warrants to Parent and Sub as follows:

   Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect" means, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations or the prospects of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect arising from or relating to the announcement or pendency of the Merger shall not be taken into account in determining the occurrence of a Material Adverse Effect.

   Section 3.2 Capital Structure.

   (a) As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). At the close of business on August 4, 1999, (i) 12,712,293 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 1,445,173 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 2,094,264 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1983, 1990 and 1998 Stock Option Plans or pursuant to any other plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "Company Stock Option Plans"), (iv) 93,047 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1993 Employee Incentive Stock Acquisition Plan, as amended and restated, and (v) 38,000 warrants to purchase Company Common Stock (the "Company Warrants") were issued and outstanding. No shares of Company Preferred Stock are outstanding.

   (b) Section 3.2 (b) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), contains a correct and complete list as of the date of this Agreement of (i) each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and (ii) each outstanding warrant, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. Except for the Company Stock Options and the Company Warrants, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

   (c) Except as set forth in Section 3.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC (the "1998 Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC. As of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by (x) any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company may vote.

   (d) Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity (if such entity is a corporation, and, if not a corporation, then the appropriate corresponding ownership stake in such entity), the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

   Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has declared the Merger advisable and fair to and in the best interest of the Company and its shareholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the adoption of this Agreement by the Company's shareholders and directed that this Agreement be submitted to the Company's shareholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject, in the case of the consummation of the merger, to approval by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of the Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC and the issuance of up to 2,243,346 shares of Company Common Stock pursuant to the Stock Option Agreement have been duly authorized by the Company's Board of Directors.

   Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this
Section 3.4 have been made, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation of the Company (as amended from time to time, the "Company Charter") or the By-laws, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Stock Option Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,
(v) such filings as may be required in connection with the taxes described in
Section 5.10, (vi) applicable requirements, if any, of Blue Sky Laws or the NYSE, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

   Section 3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since December 31, 1995 (the "Company SEC Documents"), except as disclosed in Section 3.5 of the Company Letter. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 31, 1995, made any change in the accounting practices or policies applied in the preparation of financial statements.

   Section 3.6 Registration Statement and Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

   Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement,
(i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, earthquake, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (iii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (iv) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan materially increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (E) except as set forth in Section 3.7(iv)(E) of the Company Letter, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (v) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the 1998 Company Annual Report, and (vi) except as set forth in Section 3.7(vi) of the Company Letter, there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

   Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of
(A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company is in compliance, in all material respects, with all current applicable statutes, rules, regulations or orders administered or issued by the United States Food and Drug Administration (the "FDA") or comparable foreign Governmental Entity; the Company does not have knowledge of any facts which furnish any reasonable basis for any warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since December 31, 1998, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Company's products, except set forth in Section 3.8 of the Company Letter. The Company's products, where required, are being marketed under valid 510(k) or Pre-Market Approval Applications. There is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company in those jurisdictions in which the Company products are sold, except to the extent that the failure to obtain such approvals would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. (S)1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration
(including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or (iv) have been convicted (as defined in 42 C.F.R. (S) 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its businesses. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement or the Stock Option Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. "Knowledge of the Company" means the actual knowledge of the directors and officers of the Company.

   Section 3.9 Tax Matters. Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a "tax shelter" within the meaning of Section 6111 or 6662 of the Code; (x) neither the Company nor any of its Subsidiaries has submitted a request for a ruling to the IRS or a State tax authority since December 31, 1997; (xi) neither the Company nor any of its subsidiaries has made or rescinded any express or deemed election relating to Taxes since December 31, 1997, (xii) neither the Company nor any of its Subsidiaries has changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the year ending December 31, 1997; and (xiii) except as set fort on Section 3.9(xiii) of the Company Letter, the Company and its Subsidiaries have each established adequate reserves for the payment of any potential liability relating to Taxes. To the Knowledge of the Company, the representations set forth in the Company Tax Certificate attached to the Company Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

   Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

   Section 3.11 Certain Agreements.

   (a) Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "Compensation Agreements"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement except as provided in Section
5.7. Section 3.11(a) of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

   (b) Set forth in Section 3.11(b) of the Company Letter is a list of all contracts that are significant to the Company and its Subsidiaries' businesses (whether oral or written), including all distribution contracts, sole-source supply contracts, national accounts contracts and real property leases, (collectively, "Significant Contracts"). Prior to the date hereof, the Company has provided true and complete copies of all such contracts to Parent.

   (c) Each Significant Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the Knowledge of the Company, and any other party thereto) is in default under any Significant Contract, and none of such Significant Contracts has been canceled by the other party thereto; each Significant Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiary party thereto which would entitle the other party to such Significant Contract to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; the Company or any Subsidiary party to such Significant Contract maintains good business relationships with the other party to such agreement; in each instance, except where it would have a Material Adverse Effect on the Company.

   Section 3.12 ERISA. (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the three most recent actuarial reports or valuations relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter and request therefore, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy and (x) all forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.12(a) of the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any of its Subsidiaries or ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Multiemployer Plan (as hereinafter defined) and would not incur any withdrawal liability if it withdrew from all Company Multiemployer Plans on the date of this Agreement. No action has been taken, or is currently being considered, to terminate or withdraw from any Company Plan subject to Title IV of ERISA and there is no reason to believe the Pension Benefit Guaranty Corporation would initiate the termination of any such Plan. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

   (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances that would result in a material increase in the contributions required to be made to any Company Multiemployer Plan by the Company or any Subsidiary or ERISA Affiliate. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

   (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

   (d) Section 3.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

   (e) Except as set forth in Section 3.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any payments not deductible under Section 162(m) of the Code.

   (f) Except as set forth in Section 3.12(f) of the Company Letter, with respect to each Company Plan not subject to United States law (a "Company Foreign Benefit Plan"), except as would not have a Material Adverse Effect on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

   Section 3.13 Compliance with Worker Safety Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

   Section 3.14 Liabilities; Products. (a) Except as fully reflected or reserved against in the financial statements included in the 1998 Company Annual Report, or disclosed in the footnotes thereto and as disclosed in the Company Letter, the Company and its Subsidiaries had no liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including Tax liabilities) that were not incurred in the ordinary course of business. As of the date hereof, there was no indebtedness for borrowed money of the Company and its Subsidiaries.

   (b) Except as set forth in Section 3.14(b) of the Company Letter, since December 31, 1995, neither the Company nor any Subsidiary has received a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company.

   (c) The Company has provided in Section 3.14(c) of the Company Letter a schedule of products in development and planned introductions. The Company reasonably expects the goals set forth therein to be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the

Company. The product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the Company's sales brochures and other statements made about them by or on behalf of the Company, (ii) otherwise meet the reasonable expectations of customers, (iii) comply with applicable regulatory requirements and (iv) avoid claims of the type described in Section 3.14(b).

   Section 3.15 Labor Matters. Except as set forth in Section 3.15 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

   Section 3.16 Intellectual Property. "Company Intellectual Property" means all United States and foreign trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or its Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 3.16 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and its Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as may be commenced by Parent or any Subsidiary of Parent and except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in Section 3.16 of the Company Letter, there are no infringements of, or conflicts with, any Company Intellectual Property Except as set forth in Section 3.16 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

   Section 3.17 Opinion of Financial Advisor. The Company has received the written opinion of Chase Securities Inc. dated the date hereof to the effect that, as of the date hereof, the Merger Consideration is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

   Section 3.18 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement, the Stock Option Agreement, the Adviser Agreement and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger, this Agreement, the Stock Option Agreement, the Adviser Agreement and the transactions contemplated hereby and thereby.

   Section 3.19 Required Vote of Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement.

   Section 3.20 Reorganization. To the Knowledge of the Company, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   Section 3.21 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) except as set forth on Section 3.21(iii) of the Company Letter, are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

   Section 3.22 Inventories. Except as set forth in Section 3.22 of the Company Letter, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company. Except as set forth in Section 3.22 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company and each Subsidiary (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries, except to the extent that the failure of such inventories to be in such conditions would not have a Material Adverse Effect on the Company.

   Section 3.23 Environmental Matters.

   (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and
(iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

   (b) Except as disclosed in Section 3.23 of the Company Letter, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.23 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   (c) Except as disclosed in Section 3.23 of the Company Letter, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.23 of the Company Letter.

   (d) Except as disclosed in Section 3.23 of the Company Letter, no Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

   (e) The Company and its Subsidiaries have provided Parent with copies of any Environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

   Section 3.24 Suppliers; and Distributors.

   (a) Except as set forth in Section 3.24(a) of the Company Letter, neither the Company nor any Subsidiary has received any notice, oral or written, or has any reason to believe that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

   (b) Except as set forth in Section 3.24 (b) of the Company Letter, neither the Company nor any Subsidiary has received any notice, oral or written, or has any reason to believe that any distributors, sales representatives, sales agents, manufacturer's representatives, or other third party product sellers, will not sell the products of the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales and distribution contracts of the Company and its Subsidiaries.

   Section 3.25 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 3.25 of the Company Letter, neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

   Section 3.26 Accuracy of Information. Neither this Agreement nor any other document provided by the Company or its Subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

   Section 3.27 Transactions with Affiliates. (a) For purposes of this Section 3.27, the term "Affiliated Person" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons.

   (b) Except as set forth in Section 3.27 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, since December 31, 1998, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

   (c) Except as set forth in Section 3.27 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

   (d) To the Knowledge of the Company and except as set forth in Section 3.27 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

   Section 3.28. Title to and Sufficiency of Assets. (a) As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or
Section 3.28 of the Company Letter. Such assets, together with all assets held by the Company and its Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted.

   (b) As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their Real Estate (as defined below) which is material to such persons (excluding, for purposes of this sentence, Real Estate leases), free and clear of any and all Liens, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in Section
3.28 of the Company Letter or such other Liens on Real Estate which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such Real Estate assets, together with all Real Estate assets held by the Company and its Subsidiaries under leases, are adequate for the operation of the businesses of the Company as presently conducted. The leases to all Real Estate occupied by the Company and its Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

   Section 3.29 Brokers. No broker, investment banker or other person, other than Chase Securities Inc. the fees and expenses of which will be paid by the Company (as reflected in an agreement between Chase Securities Inc. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

   Section 3.30 Year 2000. Except as set forth in Section 3.30 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction. Neither the Company nor any of its Subsidiaries have any obligations under any warranty agreements, agreements, or otherwise to remedy any information technology defect relating to a failure to be Year 2000 Compliant, except where any such warranty agreements, agreements or obligations to remedy would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                                   ARTICLE IV

                   Covenants Relating to Conduct of Business

   Section 4.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xviii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:
     (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such,
  (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and (B) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement;

     (iii) amend the Company Charter or by-laws;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

     (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

     (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

     (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

     (viii) except as provided in Section 4.1(viii) of the Company Letter, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment agreement (with an employee at or above management level), or any consulting agreement out of the ordinary course;

     (ix) except as provided in Section 4.1(ix) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

     (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

     (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

     (xiii) make or rescind any express or deemed election relating to Taxes, change any of its methods of reporting income or deductions for Tax purposes, or settle or compromise any material federal, state, local or foreign income tax liability;

     (xiv) commence any litigation or proceedings or settle or compromise any material claims or litigation;

     (xv) enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, including any Significant Contract; or purchase any real property or make or agree to make any new capital expenditure or expenditures which in the aggregate are in excess of $5 million;

     (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice; or

     (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   Section 4.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Section 4.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this Section 4.2(a) or making a copy of this Section 4.2(a) available to any third party; and provided, further, that prior to the Shareholder Meeting, if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and (B) withdraw or modify its recommendation of this Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

   (b) The Company shall advise Parent in writing within 24 hours of (i) any Takeover Proposal or any expression of interest regarding a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company with respect to which the Board decides to furnish information pursuant to Section 4.2(a) (an "Approved Inquiry"), (ii) the material terms of such Takeover Proposal or Approved Inquiry (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or Approved Inquiry. If the Company intends to furnish any Person with any information with respect to any Approved Inquiry or Takeover Proposal in accordance with Section 4.2(a), the Company shall advise Parent in writing of such intention not less than 48 hours in advance of providing such information.

   Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

   Section 4.4 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action with the actual knowledge of those taking or failing to take such action (or those directing such action or failure to take action) that such action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate attached to the Company Letter or the Parent Tax Certificate attached to the Parent Letter to be untrue or incorrect.

                                   ARTICLE V

                             Additional Agreements

   Section 5.1 Shareholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of shareholders (the "Shareholder Meeting") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement, and shall not withdraw or modify such recommendation unless, in compliance with
Section 4.2 hereof, the Board's fiduciary duties require it to do so with respect to a Superior Offer. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal.

   Section 5.2 Preparation of the Registration Statement and the Proxy
Statement.

   (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.7), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

   (b) Parent and the Company promptly will notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and promptly will supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Shareholder Meeting, any event should occur relating to or affecting the Company, Parent or Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to the Company's stockholders such amendment or supplement.

   Section 5.3 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws,
(ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections and (iv) provide reasonable access to the Company's facilities and operation to enable Parent to conduct an environmental, health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 29, 1999 between Parent and the Company (the "Confidentiality Agreement").

   Section 5.4 Rule 145 Letters. On the date hereof, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Shareholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit D hereto, executed by each of such persons identified in the foregoing list.

   Section 5.5 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, any shares of Parent Common Stock to be issued in connection with the Merger which have not been previously listed.

   Section 5.6 Fees and Expenses. (a) Except as provided in this Section 5.6 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be divided equally between Parent and the Company.

   (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal or (B) by Parent pursuant to Section 7.1(b), (c) or (f), (C) by Parent or the Company pursuant to Section 7.1(e) (after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 7.1(f)) or (g), then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate (as hereinafter defined) of Parent in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants (collectively, "Parent Fees"), provided, however, that (y) in no event shall the amount paid pursuant to this Section 5.6(b) in reimbursement of Parent Fees exceed $2 million, and (z) no Parent Fees shall be reimbursed pursuant to this Section 5.6(b) if a Termination Fee has been paid to Parent. As used herein, "Affiliate" shall have the meaning set forth in Rule 405 under the Securities Act.

   (c) Notwithstanding any provision in this Agreement to the contrary:

     (i) if this Agreement is terminated:

       (A) by the Company pursuant to Section 7.1(d)(i) after receipt of a Superior Proposal, or

       (B) by Parent pursuant to Section 7.1(b) or (f), or

       (C) by Parent pursuant to Section 7.1(c) or by Parent or the Company pursuant to Section 7.1(e) in either case after receipt of a publicly disclosed Superior Proposal or after the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 7.1(f), and, in the case of (A), (B) or (C), prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day following, the later to occur of such termination and such Third Party Acquisition Event; or

     (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(g), then the Company shall (in addition to any obligation under Section 5.6(b) and without prejudice to any other rights of Parent against the Company) pay to Parent the Termination Fee in cash, such payment to be made by the Company concurrently with such termination if the termination is by the Company, or no later than the second business day following such termination if the termination is by Parent.

     "Termination Fee" means $15 million, provided, however, that (i) such amount shall be reduced to an amount not less than zero by subtracting from $15 million the amount realized or realizable (based on the facts as they exist on the date such fee shall become due) by Parent under the Stock Option Agreement which is in excess of $10 million, and (ii) the total of the Termination Fee and any amount actually realized by Parent under the Stock Option Agreement shall not exceed $25 million; provided further that if such Fee shall be so reduced by an amount so realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then an additional payment shall be made to Parent in the amount by which the Termination Fee was reduced hereunder promptly following such termination.

     A "Third Party Acquisition Event" means any of the following events: (A) any Person (other than Parent or its Affiliates and other than Forstmann-Leff Associates, Inc., FLA Advisers, L.L.C., FLA Asset Management, Inc. and Stamford Advisers Corp., so long as the aggregate beneficial ownership of these four entities does not exceed 25%) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) the Company enters into, or announces that it proposes to enter into, an agreement, including, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by this Agreement); (D) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (E) there is a public announcement with respect to a plan or intention by the Company to effect any of the foregoing transactions. For purposes of this Section 5.6(c), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

     (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) or (c), then Parent shall (without prejudice to any other rights of the Company against Parent) reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Stock Option Agreement and the transactions contemplated herein or therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants (collectively, "Company Fees"), provided, however, that (A) in no event shall the amount paid pursuant to this
  Section 5.6(d) in reimbursement of the Company Fees exceed $2 million, and
  (B) no Company Fees
  shall be reimbursed pursuant to this Section 5.6(d) if the Company receives the full fee payable to it as a result of a termination of this Agreement pursuant to Section 7.1(h), 7.1(i) or 7.1(j), (ii) by Parent pursuant to
  Section 7.1(h), Parent shall pay to the Company $15 million in cash, such payment to be made no later than the second business day following such termination, or (iii) by the Company pursuant to Section 7.1(i) or by the Parent pursuant to Section 7.1(j), Parent shall pay to the Company $10 million in cash, such payment to be made no later than the second business day following either such termination.

   Section 5.7 Company Stock Options. (a) Except as provided in Section 5.7(a) of the Company Letter, at the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of Parent Common Stock, increased to the nearest whole cent, equal to the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by the Conversion Number. Parent shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. The "Conversion Number" means the number of shares of Parent Common Stock into which each share of Company Common Stock is converted as of the Effective Time, determined in accordance with Section 1.5(c) hereof. After the Effective Time, except as otherwise expressly provided in this Section 5.7, each Substitute Option shall be exercisable upon the same terms and conditions (including vesting schedules) as were applicable to the related Company Stock Option immediately prior to the Effective Time. The Company shall take all action necessary to implement the provisions of this Section 5.7, including amendment of the Company Stock Option Plans, and to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock following the Effective Time. The Company shall take no action to accelerate or otherwise affect the exercisability of any Company Stock Option, except as expressly provided in Section 5.7(b) or (c), or otherwise affect the exercise period thereof. As soon as reasonably practicable, and in no event later than 20 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to all Substitute Options.

   (b) Prior to the Effective Time, the Company shall take such action satisfactory to Parent as shall be necessary to provide that upon the termination of employment of a holder of a Substitute Option by the Company without "Cause" (as defined below) or due to death or disability, each Substitute Option then held by such holder which is not then exercisable shall become fully exercisable on the date of such termination of employment. For purposes of this Section 5.7(b), "Cause" shall mean conviction of a criminal offense, theft, fraud, breach of trust or refusal to perform services properly assigned following notice and an opportunity to cure.

   (c) Prior to the Effective Time, the Company shall take such action satisfactory to Parent as shall be necessary to provide that upon the cessation of service as a director of the Company by each person who is a non-employee director of the Company immediately prior to the Effective Time, (i) each Substitute Option held by such person immediately following the Effective Time which is not then exercisable in accordance with its original vesting schedule shall continue to become exercisable in accordance with such original vesting schedule as if the service of such director had not ceased; and (ii) each Substitute Option held by such person immediately following the Effective Time which is then exercisable shall continue to be exercisable in accordance with the original term of each such Substitute Option as if the service of such director had not ceased.

   Section 5.8 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

   (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

   (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

   (d) Parent and the Company acknowledge the rights to terminate this Agreement set forth in Section 7.1(i) and 7.1(j) hereof, but also acknowledge that if they agree at any time after May 6, 2000 that progress is being made toward the satisfactory resolution of any then pending issues under the HSR Act, they will continue to use their reasonable best efforts to attempt to secure a mutually satisfactory resolution of those issues which will permit the closing of the merger.

   Section 5.9 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

   Section 5.10 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any foreign, state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any Tax returns with respect to the Gains Taxes, if any, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns if there are any Gains Taxes applicable. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

   Section 5.11 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement, Parent and the Company and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

   Section 5.12 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company's By-laws for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby to the same extent and in the manner as such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company's By-laws.

   (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither the Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be approximately $70,000 per annum), but in such case shall purchase as much coverage as possible for such amount.

   (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under Section 5.12(a) and (b).

   Section 5.13 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section
5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 5.14 Suspension of Employee Incentive Stock Acquisition Plan. The Company shall amend, effective as of the date hereof, the 1993 Employee Incentive Stock Acquisition Plan to halt purchases under the Plan at the end of the payroll period in which this Agreement is executed.

                                   ARTICLE VI

                       Conditions Precedent to the Merger

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of shareholders of the Company in accordance with applicable law, the Company Charter and the Company's By-laws.

     (b) Stock Exchange Listings. The Parent Common Stock issuable in the Merger and not previously listed shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

     (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

     (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby.

   Section 6.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by one of its officers to such effect.

     (b) Tax Opinion. The Company shall have received an opinion of Holland & Hart, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

       (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

       (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

       (iii) no gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock solely into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

       (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock exchanged therefor;

       (v) the holding period for shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger will include the shareholder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time; and

       (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

  In rendering such opinion, Holland & Hart may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the shareholder who is entering into the Adviser Agreement substantially similar to the representations in the Adviser Tax Certificate attached to the Adviser Agreement.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, or the prospects of Parent and its subsidiaries taken as a whole. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

     (d) Company Stock Option Plans. Parent shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

   Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, provided, however, that for the purpose of this Section 6.3(a) and of Section 7.1(c), in the case of the representations and warranties made in Section 3.7 hereof relating to the period between the date of this Agreement and the Effective Time, such representations and warranties shall only be deemed to not be true and correct if the aggregate effect of the matters as to which they are not true and correct would constitute a Post Signing Material Adverse Change as defined in Section 6.3(e) hereof. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (b) Tax Opinion. Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

       (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

       (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

       (iii) no gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock solely into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

       (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock exchanged therefor;

       (v) the holding period for shares of Parent Common Stock received solely in exchange for shares of Company Common Stock pursuant to the Merger will include the shareholder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the shareholder at the Effective Time; and

       (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

  In rendering such opinion, Gibson, Dunn & Crutcher LLP may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter, representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter, and representations from the shareholder who is entering into the Adviser Agreement substantially similar to the representations in the Adviser Tax Certificate attached to the Adviser Agreement.

     (c) Consents. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement, the Stock Option Agreement or the Adviser Agreement.

     (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Adviser Agreement, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

     (d) Affiliate Agreements. Parent shall have received the written agreements from Rule 145 Affiliates of the Company described in Section 5.4.

     (e) Post Signing Material Adverse Change. Since the date of this Agreement, there shall have been no Post Signing Material Adverse Change (as hereinafter defined). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect. For purposes of this
  Section 6.3(e), the term "Post Signing Material Adverse

  Change" shall mean any adverse change or changes in the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations or the prospects of the Company and its subsidiaries, taken as a whole after the date of this Agreement that are or could reasonably be expected (as far as can be foreseen at the time) to be adverse in an aggregate amount in excess of $35,000,000. Notwithstanding anything to the contrary contained herein, the definition of Post Signing Material Adverse Change shall not relate to any other definition of materiality, and in no way shall be read to create a materiality standard for any other purpose related to this Agreement.

     (f) Company Stock Option Plans. The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.7.

     (g) Company Warrants. All of the Company Warrants shall have been terminated or been exercised. In addition, the Registration Rights Agreement, dated as of September 5, 1996, by and among the Company and the holders of the Company Warrants shall have been terminated.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

   Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

     (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach;

     (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on the later of May 7, 2000 or the date 75 days after the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated; provided, however, that the right to terminate this Agreement pursuant to this
  Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (e) by either Parent or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof;

     (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its shareholders, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced by a third party that is not on Affiliate of Parent, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

     (g) by Parent or the Company if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless (i) the Company has delivered to Parent a written notice of the Company's intent to enter into such an agreement to effect the Superior Proposal, (ii) 48 hours have elapsed following delivery to Parent of such written notice by the Company and (iii) during such 48 hour period the Company has fully cooperated with Parent, including informing Parent of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that Company may not terminate this Agreement pursuant to this Section 7.1(g) unless at the end of such 48 hour period the Board of Directors of Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by Parent) and concurrently with such termination Company pays to Parent the amounts specified under Sections 5.6(a), (b) and (c);

     (h) by Parent if there has been a Post Signing Material Adverse Change;

     (i) by Company if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been terminated on or prior to May 7, 2000; or

     (j) by Parent if the waiting period applicable to the consummation of the Merger under the HSR Act has not expired or been terminated on or prior to August 7, 2000.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

   Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

   Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Sub or Company, or a Senior Vice President of Parent, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               General Provisions

   Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

   Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to:

       General Electric Company
       c/o GE Medical Systems
       P.O. Box 414, W-410
       Milwaukee, WI 53201
       Attention: General Counsel
       Facsimile No.: 414-544-3575

       for overnight courier deliveries, to:

       General Electric Company
       c/o GE Medical Systems
       3000 North Grandview Boulevard
       Waukesha, WI 53188
       Attention: General Counsel

       with copies to:

       General Electric Company
       3135 Easton Turnpike
       Fairfield, Connecticut 06431-00001
       Attention: Vice President and Senior Counsel--Transactions
       Facsimile No.: 203-373-3008

       and

       Gibson, Dunn & Crutcher, LLP
       1801 California Street, Suite 4100
       Denver, CO 80202
       Attention: Richard M. Russo, Esq.
       Facsimile No.: 303-296-5310

  (b) if to the Company, to:

       OEC Medical Systems, Inc.
       384 Wright Brothers Drive
       Salt Lake City, UT 84116
       Attention: President
       Facsimile No.: 801-328-4300

       with a copy to:

       Holland & Hart LLP
       215 South State Street, Suite 500
       Salt Lake City, UT 84111-2317
       Attention: David R. Rudd
       Facsimile No.: 801-364-9124

   Section 8.3 Interpretation. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

   Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of
Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.12, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   Section 8.6 Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   Section 8.7 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

   Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (but any such proceeding shall be brought exclusively in either the U.S. District Court for the District of Connecticut or the District of Delaware), such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

   Section 8.10 Defined Terms.

   Each of the following terms is defined in the Section identified below:

     1998 Company Annual Report. Section 3.2(c)

     Adviser Agreement. Recitals
     Affiliate. Section 5.5(b)
     Affiliated Person. Section 3.27
     Agreement. Preamble
     Average Parent Share Price. Section 1.5(c)

     Blue Sky Laws. Section 2.3

     Cause. Section 5.7(c)
     Certificate of Merger. Section 1.2
     Certificates. Section 1.6(b)
     Closing. Section 1.14
     Company. Preamble
     Company Business Personnel. Section 3.15
     Company Charter. Section 3.4
     Company Common Stock. Section 1.5(c)
     Company Foreign Benefit Plan. Section 3.12(d)
     Company Intellectual Property. Section 3.16
     Company Letter. Section 3.2(b)
     Company Licenses. Section 3.16
     Company Multiemployer Plan. Section 3.12(c)
     Company Permits. Section 3.8
     Company Plan, 21
     Company Preferred Stock. Section 3.2(a)
     Company SEC Documents. Section 3.5
     Company Stock Option Plans. Section 3.2(a)
     Company Stock Options. Section 3.2(b)
     Company Warrants. Section 3.2(a)
     Compensation Agreements. Section 3.11(a)
     Confidentiality Agreement. Section 5.3
     Constituent Corporations. Preamble
     Conversion Number. Section 5.7(a)

     D&O Insurance. Section 5.12(b)
     DGCL. Section 1.1

     Effective Time. Section 1.2
     Environmental Law. Section 3.23(a)(ii)
     Environmental Permit. Section 3.23(a)(iii)
     ERISA. Section 3.12(a)
     ERISA Affiliate. Section 3.12(c)
     Exchange Act. Section 2.3
     Exchange Agent. Section 1.6(a)
     Exchange Fund. Section 1.6(a)

     FDA. Section 3.8

     Gains Taxes. Section 5.10
     Governmental Entity. Section 2.3

     Hazardous Substances. Section 3.23(a)(i)
     HSR Act. Section 2.3

     IRS. Section 3.9

     Knowledge of the Company. Section 3.8

     Liens. Section 3.28

     Material Adverse Effect. Section 3.1. Section 2.1
     Merger. Recitals
     Merger Consideration. Section 1.5(c)

     NYSE. Section 1.5(c)

     Parent. Preamble
     Parent Letter. Section 2.3
     Parent SEC Documents. Section 2.5
     Post Signing Material Adverse Change. Section 6.3(e)
     Proxy Statement. Section 2.6

     Real Estate. Section 3.28
     Registration Statement. Section 2.2
     reorganization. Recitals
     Rule 145 Affiliates. Section 5.4

     SEC, 8
     Securities Act. Section 2.2
     Shareholder Meeting. Section 5.1
     Significant Contracts. Section 3.11(b)
     SSA. Section 3.8
     State Takeover Approvals. Section 2.3
     Stock Option Agreement. Recitals
     Sub. Preamble
     Subsidiary. Section 8.3(b)
     Substitute Option. Section 5.7(a)
     Superior Proposal. Section 4.2(a)
     Surviving Corporation. Section 1.1

     Takeover Proposal. Section 4.2(a)
     Tax Return. Section 3.9
     Taxes. Section 3.9
     Termination Fee. Section 5.6(c)(ii)
     Third Party Acquisition Event. Section 5.6(c)(ii)

     Valuation Period. Section 1.5(c)

     Worker Safety Laws. Section 3.13

     Year 2000 Compliant. Section 3.30

   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          General Electric Company,
                                           a New York Corporation

                                                   /s/ Jeffrey R. Immelt
                                          By: _________________________________
                                            Name: Jeffrey R. Immelt
                                            Title: Senior Vice President

                                          Ruby Merger Corp.
                                           a Delaware Corporation

                                                    /s/ J. Keith Morgan
                                          By: _________________________________
                                            Name: J. Keith Morgan
                                            Title: President

                                          OEC Medical Systems, Inc.
                                           a Delaware Corporation

                                               /s/ Ruediger Naumann-Etienne
                                          By: _________________________________
                                            Name: Ruediger Naumann-Etienne
                                            Title: Chairman

                                                               ANNEX II

Chase Securities Inc.
270 Park Avenue
New York, NY 10017-2070
                                          August 7, 1999

Board of Directors
OEC Medical Systems, Inc.
384 Wright Brothers Drive
Salt Lake City, Utah 84116

Members of the Board:

   You have informed us that OEC Medical Systems, Inc. (the "Company"), General Electric Corporation ("Parent") and Ruby Merger Corp., a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger") in a transaction in which each outstanding share of common stock of the Company, par value $.01 per share (the "Company Common Stock"), other than shares of the Company Common Stock that are owned by the Company, Parent or any of their respective subsidiaries, all of which will be canceled, will be converted into the right to receive the number of shares of common stock of Parent, par value $.16 per share (the "Parent Common Stock") determined by dividing $36.00 by the Average Parent Share Price (as defined below) and rounding the result to the nearest one thousandth of a share (the "Consideration"). For purposes of our opinion, "Average Parent Share Price" means the average of the daily volume-weighted sales prices per share of the Parent Common Stock on the New York Stock Exchange Composite Tape for each of the 10 consecutive trading days ending on the trading day which is five days prior to the closing of the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

   You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration.

   In arriving at the opinion set forth below, we have, among other things:

     (a) reviewed a draft of the Merger Agreement dated August 5, 1999;

     (b) reviewed certain publicly available business and financial information that we deemed relevant relating to the Company and Parent and the industries in which they operate;

     (c) reviewed certain internal non-public financial and operating data and forecasts provided to us by the management of the Company relating to the business of the Company;

     (d) discussed, with members of the senior management of the Company, the Company's operations, historical financial statements and future prospects;

     (e) compared the financial and operational performance of the Company and Parent with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies;

     (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

     (g) made such other analyses and examinations as we have deemed necessary or appropriate.


Chase Securities Inc. is a member NASD/SIPC, and is a wholly-owned subsidiary of The Chase Manahttan Corporation.

   In connection with the preparation of this opinion, we have not held any discussions with representatives of Parent nor have we received or reviewed any non-public information prepared by or relating to Parent.

   We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurance of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or Parent, nor have we conducted a physical inspection of the properties and facilities of the Company or Parent. We have assumed that the financial forecasts provided to us by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view as to such forecast or projection information or the assumptions on which they were based.

   For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which any of the Company or Parent are a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company of the Merger. We have also assumed that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we were engaged by the Company solely for purposes of delivering this opinion, and, as a result, we did not participate in the structuring or the negotiation of the Merger.

   Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. In addition, we express no opinion as to the prices at which the Company Common Stock or the Parent Common Stock will trade following the announcement or the consummation, as the case may be, of the Merger.

   Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with this opinion and will receive a fee for our services upon delivery hereof. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have from time to time, provided commercial and investment banking services to Parent and its affiliates, for which we received usual and customary compensation and in the future may continue to provide such commercial and investment banking services. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company and Parent for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

   This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Chase Securities Inc. be made by the Company, without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                                                       ANNEX III

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of August 7, 1999 (the "Agreement"), between General Electric Company, a New York corporation ("Parent"), and OEC Medical Systems, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

   WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Ruby Merger Corp., a newly formed Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of Sub with and into the Company (the "Merger");

   WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 2,243,346 shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

   WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

   1. The Option; Exercise; Adjustments. The Company hereby grants to Parent an irrevocable option (the "Option") to purchase from time to time up to 2,243,346 Common Shares, par value $.01 per share, of the Company (the "Company Common Stock"), upon the terms and subject to the conditions set forth herein (the "Optioned Shares"). Subject to the conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with Section 19. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "Stock Exercise Notice") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "Closing Date"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 15% of the number of shares of Company Common Stock then issued and outstanding and 15% of the voting power of shares of capital stock of the Company then issued and outstanding.

   2. Conditions to Exercise of Option and Delivery of Optioned
Shares. (a) Parent's right to exercise the Option is subject to the following conditions:

     (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

     (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

     (iii) One or more of the following events shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "Person") (other than Forstmann-Leff Associates, Inc., FLA Advisers, L.L.C., FLA Asset Management, Inc. and Stamford Advisers Corp., so long as the aggregate beneficial ownership of these four entities does not exceed 25%), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

   (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

     (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

     (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

     (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

   3. Exercise Price for Optioned Shares. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $36.00 of Merger Agreement (the "Exercise Price"), payable in cash. Payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

   4. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the

Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) except as otherwise required by the HSR Act, except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Certificate of Incorporation, or Bylaws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the transactions contemplated hereby.

   5. Representations and Warranties of Parent. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "Securities Act"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

   6. The Closing. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

   7. Filings Related to Optioned Shares. The Company will make such filings with the SEC as are required by the Exchange Act, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on New York Stock Exchange (the "NYSE").

   8. Registration Rights. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; provided, however, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 250,000 Optioned Shares and provided, further, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

   (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; provided, however, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 1,000,000 Optioned Shares and provided, further, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration shall be borne by the Company, and the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

   9. Optional Put; Optional Repurchase; Excess Compensation. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "Put Right") at a cash purchase price (the "Put Price") equal to the lesser of (x) the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below); and (y) the difference found by subtracting any Termination Fee paid by the Company under Section 5.6 of the Merger Agreement from $25,000,000. As used herein, "Put Event" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). As used herein, the term "Spread" shall mean the excess, if any, of
(i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the daily volume-weighted sales prices quoted on NYSE of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

   (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "Repurchase Right"), all (but not less than all) of the Optioned Shares acquired by the Company hereby and with respect to which the Company then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the daily volume-weighted sales price quoted on NYSE of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right; provided, however, that the aggregate price payable pursuant to this Section 9(b) shall not exceed $25,000,000 less any Termination Fee paid by the Company under Section 5.6 of the Agreement.

   (c) Parent shall deliver to the Company all "Excess Compensation" realized upon the sale of any Optioned Shares. "Excess Compensation" shall mean the amount, if any, by which the sum of (i) the aggregate gross proceeds received upon the sale of any Optioned Shares, and (ii) any Termination Fee paid by the Company under Section 5.6 of the Merger Agreement, exceeds the sum of (x) $25,000,000, (y) the aggregate Exercise Price paid, and (z) any underwriters discount or selling commission incurred by Parent in connection with the acquisition and disposition of the Optioned Shares.

   10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 or as specified in the Merger Agreement.

   11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

   12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

  (a) if to Parent or Sub, to:

       General Electric Company
       c/o GE Medical Systems
       P.O. Box 414, W-410

       Milwaukee, WI 53201
       Attention: General Counsel
       Facsimile No.: 414-544-3575

       for overnight courier deliveries, to:

       General Electric Company
       c/o GE Medical Systems
       Company3000 North Grandview Boulevard
       Waukesha, WI 53188
       Attention: General Counsel

       with copies to:

       General Electric Company
       3135 Easton Turnpike
       Fairfield, Connecticut 06431-00001
       Attention: Vice President and Senior Counsel--Transactions
       Facsimile No.: 203-373-3008

       and

       Gibson, Dunn & Crutcher, LLP
       1801 California Street, Suite 4100
       Denver, CO 80202
       Attention: Richard M. Russo, Esq.
       Facsimile No.: 303-296-5310

  (b) if to the Company, to:

       OEC Medical Systems, Inc.
       384 Wright Brothers Drive
       Salt Lake City, UT 84116
       Attention: President
       Facsimile No.:

       with a copy to:

       Holland & Hart LLP
       215 South State Street, Suite 500
       Salt Lake City, UT 84111-2317
       Attention: David R. Rudd
       Facsimile No.: 801-364-9124

   13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

   14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

   15 Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

   16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

   17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   18. Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   19. Termination. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, the Option shall not terminate until 12 months after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent pursuant to Section 7.1(b), (c), (f) or (h) thereof, (B) the Merger Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or (g) thereof or (C) the Merger Agreement is terminated by the Company pursuant to Section 7.1(d)(i) thereof after receipt of a Superior Proposal; provided, further, that this Agreement shall not terminate with respect to the Repurchase Right set forth in Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement until such time as Parent or any of its affiliates ceases to beneficially own at least 250,000 of the Optioned Shares.

   20. Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

   22. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          General Electric Company,
                                           a New York corporation

                                                   /s/ Jeffrey R. Immelt
                                          By:__________________________________
                                              Name: Jeffrey R. Immelt Title:
                                                   Senior Vice President

                                          OEC Medical Systems, Inc.
                                           a Delaware corporation

                                               /s/ Ruediger Naumann-Etienne
                                          By:__________________________________
                                              Name: Ruediger Naumann-Etienne
                                                      Title: Chairman

                                                                        ANNEX IV

                               ADVISER AGREEMENT

   ADVISER AGREEMENT, dated as of August 7, 1999 (this "Agreement"), among William F. Harnisch and the WFH Foundation (collectively, "Harnisch"), FLA Advisers L.L.C., a New York Limited Liability Company (the "Adviser") and General Electric Company, a New York corporation ("Parent").

                                    RECITALS

   A. Parent, Ruby Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and OEC Medical Systems, Inc., a Delaware corporation are entering into an Agreement and Plan of Merger, dated as of August 7, 1999 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.16 per share, of Parent ("Parent Common Stock") as described in Exhibit C hereto;

   B. As of the date hereof, the Adviser is an investment adviser with discretionary investment management authority, including, until revoked, the sole power to vote, over client assets that include that number of shares of Company Common Stock appearing on Schedule A (such shares of Company Common Stock together with the shares of Company Common Stock set forth on Schedule A owned by Harnisch and any other shares of capital stock of the Company acquired by Harnisch (the "Harnisch Shares") or by clients of the Adviser listed on Schedule A as to which the Adviser has discretionary investment management authority including, until revoked, the sole power to vote, after the date hereof during the term of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

   C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Adviser and Harnisch agree, and in order to induce Parent to enter into the Merger Agreement the Adviser and Harnisch have agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Adviser and Harnisch agree as follows:

   1. Covenants of Adviser and Harnisch. Until the termination of this Agreement in accordance with Section 3, the Adviser and Harnisch severally agree as follows:

     (a) Except as set forth in Section 1(i) below, the Adviser and Harnisch shall attend the Shareholder Meeting, in person or by proxy, and at the Shareholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Adviser and Harnisch shall vote (or cause to be voted or to act by consent) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

     (b) Except as provided in Section 1(i) below, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Adviser's and Harnisch's vote, consent or other approval is sought, the Adviser and Harnisch shall vote (or cause to be voted or to act by consent) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation, as amended, or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger

  Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Adviser and Harnisch further agree not to commit or agree to take any action inconsistent with the foregoing.

     (c) Except as provided in Section 1(i) below, the Adviser and Harnisch agree (i) not to sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person except as follows: (A) in Transfers on the New York Stock Exchange provided that during the term of this Agreement such transfers do not exceed an aggregate of 300,000 shares of Company Common Stock; (B) in Transfers not on the New York Stock Exchange to any "person" who at the closing of such transaction would not be either the "beneficial owner" or a member of a "group" which is the "beneficial owner" of 5% or more of the outstanding shares of Company Common Stock or an "affiliate" of one of the "persons" listed on Schedule A; and (C) in Transfers in which the transferee of the Subject Shares agrees to be bound by, and to acquire the Subject Shares subject to, the terms of this Agreement, including, without limitation, the Proxy granted in Section 1(h) below; provided, however, that no Harnisch Shares may be sold pursuant to the exceptions provided in Sections 1(c)(i)(A), 1(c)(i)(B) or 1(c)(i)(C) above and (ii) except as set forth herein, not to enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions. For purposes of this Agreement, the terms "group" and "beneficial owner" shall be defined as they are defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, the term "affiliate" shall be defined as it is defined in Rule 144 thereunder and the term "person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. To the extent a Transfer of shares of Company Common Stock is made in compliance with Sections 1(c)(i)(A) or 1(c)(i)(B) above, upon such Transfer, the provisions of Sections 1(a) and 1(b) hereof and the Proxy granted in Section 1(h) hereof shall terminate.

     (d) Except as provided in Section 1(i) below, the Adviser and Harnisch shall not, nor shall either of them authorize any investment banker, attorney or other advisor or representative of the Adviser and Harnisch to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

     (e) Except as provided in Section 1(i) below, the Adviser and Harnisch shall use the Adviser's and Harnisch's commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

     (f) Except as provided in Section 1(i) below, the Adviser and Harnisch agree to promptly notify Parent in writing of the nature and amount of any acquisition by such Adviser and Harnisch of any voting securities of the Company acquired by such Adviser and Harnisch hereinafter.

     (g) Except as provided in Section 1(i) below, the Adviser and Harnisch shall not knowingly take or fail to take any action which would cause any of the representations and warranties set forth in the Tax Certificate attached hereto as Schedule B to be untrue or incorrect.

     (h) The Adviser and Harnisch hereby revoke any and all prior proxies or powers of attorney in respect of any of Subject Shares and constitute and appoint Sub and Parent, or any nominee of Sub and Parent, or any of them, with full power of substitution and resubstitution, at any time during the term hereof, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, for any and all purposes, including without limitation, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1(a) and 1(b) hereof and to vote each of such Subject Shares as its proxy at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Sections 1(a) and 1(b).

     EXCEPT AS PROVIDED IN SECTION 1(i) THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

     (i) Notwithstanding anything to the contrary contained herein, if the Board of Directors of the Company reasonably determines that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below), and, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company withdraws or modifies its recommendation of the Merger Agreement, Adviser shall have the right to terminate its obligations under Sections 1(a) through 1(f) hereof and to revoke the Proxy to the extent required by its fiduciary obligations as determined in good faith. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement and this Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

   2. Representations and Warranties. Each of the Adviser and Harnisch severally represents and warrants to Parent as follows:

     (a) The Adviser is an investment adviser with discretionary investment management authority over the Subject Shares, including, until revoked, the sole power to vote the Subject Shares. The Adviser does not have discretionary investment authority over more than 575,000 shares of capital stock of the Company other than the Subject Shares. The Adviser and Harnisch collectively have the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement and except that the Adviser's clients retain the right to direct the disposition of the Subject Shares and to withdraw the Adviser's discretionary investment management authority over, and right to vote, the Subject Shares.

     (b) This Agreement has been duly executed and delivered by the Adviser and Harnisch. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Adviser and Harnisch enforceable against the Adviser and Harnisch in accordance with its terms. The execution and delivery of this Agreement by the Adviser and Harnisch does not and will not conflict with any agreement, order or other instrument binding upon the Adviser or Harnisch, as the case may be, nor require any regulatory filing (other than filings on Schedule 13D) or approval.

     (c) To the Knowledge of the Adviser and Harnisch, the representations set forth in the Tax Certificate attached hereto as Schedule B, if made on the date hereof (assuming the Merger were consummated as of the date hereof), would be true and correct.

   3. Termination. The obligations of the Adviser and Harnisch hereunder shall terminate upon the earlier to occur of (i) May 7, 2000, (ii) termination of the Merger Agreement pursuant to Section 7.1 thereof (iii) the Effective Time and
(iv) as to shares of Company Common Stock held by a person as to which Adviser and any of its affiliates no longer have a discretionary investment management relationship, the date of the termination of the last of such relationships (a "Complete Termination"); provided, however, that to the extent a Complete Termination does not take place, but rather only a portion of the investments of a client of the Adviser's are withdrawn from the discretionary investment management relationship, the obligations of the Adviser hereunder shall terminate only as to those shares of Company Common Stock withdrawn or sold to permit such withdrawal and only if the portion of such client's shares of Company Common Stock that is sold or withdrawn is an amount which is proportionate to the portion of the client's total investments with Adviser that are being sold or withdrawn (i.e. if 10% of a client's funds under discretionary investment management are withdrawn from Adviser's management, only 10% of such Client's shares of Company Common Stock may be sold and have the Adviser's obligations hereunder terminate with respect thereto). No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

   4. Further Assurances. The Adviser and Harnisch will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. The Adviser shall by the third business day of each month provide confidential notice to Parent of any sales of Subject Shares during the immediately preceding month during the term of this Agreement.

   5. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Adviser or Harnisch, such as an executor or heir) shall be bound by the terms hereof, and the Adviser and Harnisch shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

   6. Affiliate Letter; Tax Certificate. The Adviser and Harnisch agree to execute and deliver on a timely basis, when and if requested by Parent, (i) a written agreement in substantially the form of Exhibit D hereto and (ii) the Tax Certificate attached hereto as Schedule B.

   7. Remedies. The Adviser and Harnisch acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Adviser and Harnisch agree that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

   8. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

   9. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by the Adviser and Harnisch and Parent.

   10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for either the District of Connecticut or the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

   11. Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

  (a) if to Parent or Sub, to:

       General Electric Company
       c/o GE Medical Systems
       P.O. Box 414, W-410
       Milwaukee, WI 53201
       Attention: General Counsel
       Facsimile No.: 414-544-3575

       for overnight courier deliveries, to:

       General Electric Company
       c/o GE Medical Systems
       3000 North Grandview Boulevard
       Waukesha, WI 53188
       Attention: General Counsel

       with copies to:

       General Electric Company
       3135 Easton Turnpike
       Fairfield, Connecticut 06431-00001
       Attention: Vice President and Senior Counsel--Transactions
       Facsimile No.: 203-373-3008

       and

       Gibson, Dunn & Crutcher, LLP
       1801 California Street, Suite 4100
       Denver, CO 80202
       Attention: Richard M. Russo, Esq.
       Facsimile No.: 303-296-5310

  (b) if to the Adviser, Harnisch or WFH Foundation to:

       FLA Advisers L.L.C.
       90 Madison Avenue
       New York, New York 10022
       Attn: William F. Harnisch

       Facsimile No.: (212) 407-9636
       with a copy to:

       Fulbright & Jaworski LLP
       666 Fifth Avenue
       New York, New York 10103

       Attention: William Bush, Esq.

       Facsimile No.: (212) 752-5958

   13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

   14. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   15. Stop Transfer. Neither the Adviser, Harnisch nor WFH Foundation shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

   IN WITNESS WHEREOF, the Adviser and Parent have caused this Agreement to be duly executed and delivered on the day first above written.

FLA Advisers L.L.C.

        /s/ William F. Harnisch
_____________________________________
          William F. Harnisch

WFH Foundation

        /s/ William F. Harnisch
_____________________________________
        By: William F. Harnisch
               President


        /s/William F. Harnisch
_____________________________________
          William F. Harnisch

General Electric Company

          /s/ J. Keith Morgan
_____________________________________
             Keith Morgan
  Vice President and General Counsel
         of GE Medical Systems

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

   Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

   Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

   Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

   Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

   Section 6 of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

     A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

   Article XI of the bylaws, as amended, of GE provides, in part, as follows:

     The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

     The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following is a list of Exhibits included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request. Items marked with an asterisk are filed herewith.

    2.1  Agreement and Plan of Merger dated as of August 7, 1999 among General
          Electric Company, Ruby Merger Corp. and OEC Medical Systems, Inc.
          (included as Annex I to the Proxy Statement/Prospectus).

    4.1  The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit
          (3)
          of General Electric's Current Report on Form 8-K dated April 28,
          1997.

    4.2 The instruments defining the rights of holders of long-term debt securities of General Electric and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. General Electric hereby agrees to furnish copies of these instrument to the SEC upon request.

    5.1* Opinion of Robert E. Healing, Corporate Counsel for General Electric
          Company, as to the legality of the securities being registered.

    8.1* Opinion of Gibson Dunn & Crutcher, LLP as to the United States federal income tax consequences of the Merger.

    8.2* Opinion of Holland & Hart LLP as to the United States federal income tax consequences of the Merger

   23.1* Consent of Deloitte and Touche LLP.

   23.2* Consent of KPMG LLP.

   23.3* Consent of Robert E. Healing (included in Exhibit 5.1 to this
          Registration Statement).

   23.4* Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 8.1 to this Registration Statement).

   23.5* Consent of Holland & Hart, LLP (included in Exhibit 8.2 to this
          Registration Statement)

   24.1* Powers of Attorney.

   99.1  Stock Option Agreement dated as of August 7, 1999 between GE and OEC
          (included as Annex III to the Proxy Statement/Prospectus).

   99.2  Adviser Agreement dated as of August 7, 1999 among GE and William F.
          Harnisch, the WFH Foundation, and FLA Advisers L.L.C. (included as
          Annex IV to the Proxy Statement/Prospectus)

   99.3* Form of proxy card to be mailed to shareholders of OEC.

   (b) Not applicable.

   (c) Not applicable.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on October 1, 1999.

                                          General Electric Company

                                                  /s/ Philip D. Ameen
                                          By___________________________________
                                              Vice President and Comptroller

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Name                          Title                        Date
          ----                          -----                        ----

 *John F. Welch, Jr.    Chairman of the Board, Chief            October 1, 1999
                        Executive Officer and Director
                        (Principal Executive Officer)

 *Dennis D. Dammerman   Vice Chairman of the Board, Executive   October 1, 1999
                        Officer and Director

 *John D. Opie          Vice Chairman of the Board, Executive   October 1, 1999
                        Officer and Director

 *Keith S. Sherin       Senior Vice President Finance, Chief    October 1, 1999
                        Financial Officer and Director
                        (Principal Financial Officer)

 *Philip D. Ameen       Vice President and Comptroller          October 1, 1999
                        (Principal Accounting Officer)

 *Ann Fudge             Director                                October 1, 1999

 *Claudio X. Gonzalez   Director                                October 1, 1999

 *Gertrude G. Michelson Director                                October 1, 1999

 *Sam Nunn              Director                                October 1, 1999

 *Roger S. Penske       Director                                October 1, 1999

 *Frank H.T. Rhodes     Director                                October 1, 1999

 *Andrew C. Sigler      Director                                October 1, 1999

    /s/ Philip D. Ameen
*By: __________________________
        Philip D. Ameen
      As Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 -------
   2.1   Agreement and Plan of Merger dated as of August 7, 1999 among General
          Electric Company, Ruby Merger Corp. and OEC Medical Systems, Inc.
          (included as Annex I to the Proxy Statement/Prospectus).
   4.1   The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit
          (3)
          of General Electric's Current Report on Form 8-K dated April 28,
          1997.
   4.2   The instruments defining the rights of holders of long-term debt securities of General Electric and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A)
          of Regulation S-K. General Electric hereby agrees to furnish copies of these instrument to the SEC upon request.
  *5.1   Opinion of Robert E. Healing, Corporate Counsel for General Electric
          Company, as to the legality of the securities being registered.
  *8.1   Opinion of Gibson, Dunn & Crutcher, LLP as to the United States
          federal income tax consequences of the Merger.
  *8.2   Opinion of Holland & Hart LLP as to the United States federal income tax consequences of the Merger
 *23.1   Consent of Deloitte and Touche LLP.
 *23.2   Consent of KPMG LLP.
 *23.3   Consent of Robert E. Healing (included in Exhibit 5.1 to this
          Registration Statement).
 *23.4   Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 8.1 to this Registration Statement).
 *23.5   Consent of Holland & Hart, LLP (included in Exhibit 8.2 to this
          Registration Statement)
 *24.1   Powers of Attorney.
  99.1   Stock Option Agreement dated as of August 7, 1999 between GE and OEC
          (included as Annex III to the Proxy Statement/Prospectus).
  99.2   Adviser Agreement dated as of August 7, 1999 among GE and William F.
          Harnisch, the WFH Foundation, and FLA Advisers L.L.C. (included as
          Annex IV to the Proxy Statement/Prospectus)
 *99.3   Form of proxy card to be mailed to shareholders of OEC.

--------
*  Filed herewith